SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 31, 2007

ENERGROUP HOLDINGS
CORPORATION
(Exact name of registrant as specified in Charter)

Nevada	0-32873	87-0420774
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

No. 9, Xin Yi Street, Ganjingzi District
Dalian City, Liaoning province, PRC 116039
(Address of Principal Executive Offices)

+86 411 867 166 96
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

This Form 8-K and other reports filed by the Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant’s management as well as estimates and assumptions made by the Registrant’s management. When used in the filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant’s management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this report entitled “Risk Factors”) relating to the Registrant’s industry, the Registrant’s operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although the Registrant believes that the expectations reflected in the forward looking statements are reasonable, the Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with the Registrant’s pro forma financial statements and the related notes filed with this Form 8-K.

In this Form 8-K, references to “we,” “our,” “us,” “Energroup,” the “Company” or the “Registrant” refer to Energroup Holdings Corporation, a Nevada corporation.

Item 1.01 Entry into a Material Definitive Agreement

On December 31, 2007, Energroup Holdings Corporation, a Nevada corporation (“Energroup” or the “Company”), in a reverse take-over transaction, acquired a meat and food processing business based in China that specializes in pork and pork products, by executing a Share Exchange Agreement (“Exchange Agreement”) by and among the Company, Precious Sheen Investments Limited, a British Virgin Islands company (“PSI”), and all of the shareholders of PSI’s issued and outstanding share capital (the “PSI Shareholders”). PSI owns 100% of the equity in Dalian Precious Sheen Investments Consulting Co., Ltd., a wholly foreign owned enterprise in the People’s Republic of China (“Chuming”). Chuming is a holding company for the following three operating subsidiaries: (i) Dalian Chuming Slaughter and Packaging Pork Company Ltd., (ii) Dalian Chuming Processed Foods Company Ltd., and (iii) Dalian Chuming Sales Company Ltd., each of which is a limited liability company headquartered in, and organized under the laws of, China (collectively, the “Chuming Operating Subsidiaries”). Throughout this Form 8-K, PSI, Chuming and the Chuming Operating Subsidiaries are sometimes collectively referred to as the “Chuming Group.”

Prior to the reverse take-over under the Exchange Agreement, we were a public reporting “shell company,” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. As a result of the reverse take-over transaction, the PSI Shareholders became our controlling shareholders and PSI became our wholly-owned subsidiary. As a result of PSI becoming our wholly-owned subsidiary, we acquired the business and operations of Chuming and the Chuming Operating Subsidiaries.

Concurrently with the Exchange Agreement, the Company also entered into a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company agreed to issue and sell 3,863,635 shares of its common stock to fifteen accredited investors for an aggregate purchase price of $17,000,000 (the “Financing”). The following is a brief description of the terms and conditions of the Exchange Agreement and Purchase Agreement, and the transactions contemplated thereunder that are material to the Company.

Hunter Wise Securities, LLC acted as our exclusive placement agent and Redwood Capital, Inc. as financial advisor to Chuming in connection with the Financing.

Reverse Takeover

Under the Exchange Agreement, we completed the acquisition of all of the issued and outstanding shares of PSI through the issuance of 16,850,000 restricted shares of common stock of the Company to the PSI Shareholders. Immediately prior to the Exchange Agreement transaction, the Company had 422,756 shares of common stock issued and outstanding. Immediately after the issuance of the shares to the PSI Shareholders, the Company had 17,272,756 shares of common stock issued and outstanding.

In connection with the closing of the reverse take-over transaction under the Exchange Agreement (the “Closing”), and as more fully described in Item 5.02 below, the sole officer and director of the Company resigned, and designees of PSI were appointed as new directors and officers of the Company effective at Closing.

$17,000,000 Financing

Under the Purchase Agreement, we issued 3,863,635 shares of its common stock to ten accredited investors for an aggregate purchase price of US $17,000,000, or $4.40 per share (the “Financing”). The closing of the Financing coincided with the Closing of the reverse take-over transaction. In connection with the Purchase Agreement, the Company agreed to set aside $4.25 million of the purchase price in a holdback escrow account, $2.0 million of which shall be released to the Company upon appointment of a board of directors comprised of a majority of independent directors, $1.5 million of which shall be released to the Company upon appointment of a new Chief Financial Officer, $500,000 of which is to be released upon selection of a successor independent accounting firm, and $250,000 of which shall be applied towards certain investor relations activities of the Company. We have taken steps to appoint an independent board of directors consisting of seven (7) members within 120 days after the closing of the Financing. We will owe partial liquidated damages to the investors equal to 0.5% of each investor’s investment amount if, among other things, we fails to appoint an independent board within 120 days after the closing of the Financing or fails to appoint a new Chief Financial Officer within 90 days after the closing of the Financing. The partial liquidated damages will apply on a daily pro-rata basis for any portion of a month prior to cure of our failure to appoint the independent board or new Chief Financial Officer.

Under the terms of our arrangement with Hunter Wise Securities, our placement agent for the financing, we agreed to pay a commission equal to 7% of the aggregate gross proceeds of the financing, plus an a amount equal to 3% of such proceeds to reimburse expenses of the placement agent. We also agreed to pay $75,000 in fees and expenses to the lead investor in the financing. After deduction of these payments and our expenses relating to the financing, the resulting net proceeds to us was approximately USD $14.8 million.

As a term of the Financing, we also agreed to a “make good” provision, under which certain Company founder shares (owned by Chuming founders) are set aside in escrow, and must be released to the investors in the event that Company earnings targets of US $15.9 million in after-tax net income for 2008, and US $20.9 million in after-tax net income and fully-diluted earnings per share of $0.99 for 2009, are not met. If the 2008 after-tax net income target is not met, 1,931,818 shares of common stock (approximately 9.1% of the issued and outstanding shares) will be transferred to the investors pro rata in proportion to their investment in the Financing without any further consideration from or action by the investors. If both the 2009 after-tax net income and earnings per share targets are not met, an additional 1,931,818 shares of common stock (approximately 9.1% of the issued and outstanding shares) will be transferred to the investors, also on a pro rata basis. “After-tax net income” is defined in the Purchase Agreement, and is calculated based upon the Company’s audited financial statements prepared by U.S. auditors in accordance with U.S. generally accepted accounting principles. For purposes of determining whether or not “after-tax net income” has been achieved by us, any direct or indirect tax breaks, tax holidays, tax credits or similar tax benefits, compensation, grant or any other remuneration or deduction granted by any governmental authority or body which benefits us are excluded from the calculation.

We agreed to undertake to file a registration statement on Form S-1 within 45 days of the closing of the Financing in order to register the 3,863,635 shares of common stock acquired by investors for resale. We will owe liquidated damages of 1% of the total financing amount per month (in cash), to the investors in connection with its registration obligations if, among other things, the registration statement is not filed within the 45 day period. In the event that the registration statement is not declared effective by the SEC within 135 days of the closing of the Financing, we will also owe liquidated damages to the investors of 1% of the total financing amount in cash per month after the 135 day period. The liquidated damages payable to the investors in the event of non-registration or late effectiveness is subject to a cap of 10% of the total financing amount. The investor’s registration rights and our registration obligations are set forth in a registration rights agreement (“Registration Rights Agreement”).

The newly appointed officers and directors who hold our shares agreed to enter into a lockup agreement under which they may not offer or sell their securities for a period of one year following the date on which the registration statement is declared effective (“Lockup Agreement”).

The investors in the Financing have a right of first refusal on any placement or offering of debt or equity securities for a one year period following the date on which the registration statement is declared effective. The investors’ right of first refusal does not apply to options or warrants issued to employees or consultants, or to non-affiliates as compensation for services, securities issued in acquisitions or strategic investments that are not related to raising capital for the Company, and securities issued in underwritten public offerings.

The Financing was subject to the completion of customary due diligence procedures, and we made various representations and warranties in the Purchase Agreement regarding its business, operations and corporate affairs. The Financing is also subject to rescission by the investors in the event that the PRC government challenges or otherwise adversely affects the reverse take-over transaction (and the related corporate restructuring of Chuming in the PRC as a prelude to the transaction), and we cannot undo such governmental action or otherwise address the material adverse effect to the reasonable satisfaction of the investors within sixty (60) days.

Among other terms of the Financing, we agreed to reimburse the lead investor for certain fees and expenses in connection with the Financing, and allocate $250,000 of the proceeds from our financing for our investor relations program.   In December 2007, Chuming, our wholly owned subsidiary, agreed to engage Hayden Communications International, Inc. as our investor relations and public relations consultant.  Under this arrangement, Hayden Communications agreed to provide us with consulting services for 13 months in exchange for fees consisting of $9,500 per month and 30,000 restricted shares of our common stock.”

As a result of the closing of the Exchange Agreement and Purchase Agreement, the PSI Shareholders now own 81.7%, and the investors in the Financing own 18.3%, respectively, of our issued and outstanding capital stock. The Closing of these transactions occurred on December 31, 2007 (the “Closing Date”). At the Closing Date, we had a total of 21,136,391 shares of its common stock issued and outstanding. A copy of the Exchange Agreement, the Purchase Agreement, and other material agreements relating to the Financing such as the Registration Rights Agreement and Lockup Agreement, are included as exhibits to this Current Report on Form 8-K.

Item 2.01 Completion of Acquisition or Disposition of Assets

On December 31, 2007, Energroup Holdings Corporation acquired a meat and food processing business based in China that specializes in pork and pork products in a reverse take-over transaction, and simultaneously completed a US $17,000,000 million private placement of its common stock. Reference is made to Item 1.01, which is incorporated herein, which summarizes the terms of the reverse take-over transaction under the Exchange Agreement, and the terms of the Financing under the Purchase Agreement.

From and after the Closing Date of the Exchange Agreement, our primary operations consist of the business and operations of the Chuming Group, which are conducted by the Chuming Operating Subsidiaries in China. Therefore, we are disclosing information about Chuming’s business, financial condition, and management in this Form 8-K.

In this Form 8-K, references to the “combined entity” refer to the Company and the Chuming entities as a combined entity.

DESCRIPTION OF BUSINESS

Company Organization

Dalian Precious Sheen Investments Consulting Co., Ltd. (“Chuming”) is a holding company established in the People’s Republic of China (the “PRC” or “China”) formed for the purpose of providing a group structure to enhance the viable capacity of its three PRC operating subsidiaries (collectively, the “Chuming Operating Subsidiaries”):

1.	Dalian Chuming Slaughter and Packaging Pork Company Ltd., whose primary business activity is acquiring, slaughtering and packaging of pork and cattle;

2.	Dalian Chuming Processed Foods Company Ltd., whose primary business activity is the processing of raw and cooked meat products; and

3.	Dalian Chuming Sales Company Ltd., which is responsible for Chuming’s sales, marketing and distribution operations.

The three operating subsidiaries are spun off constituents of a former parent company, Dalian Chuming Group Co., Ltd. Chuming’s primary business activities are the production, packing and sale of fresh pork and also production of processed meat products for distribution and sale to clients throughout the PRC. Chuming is headquartered in the City of Dalian, Liaoning Province of China.

Corporate Reorganization

PRC law currently has limits on foreign ownership of certain companies. To enable Chuming to raise equity capital from investors outside of China, it established an offshore holding company by incorporating Precious Sheen Investments Limited in the British Virgin Islands (“PSI”) in May 2007. On September 26, 2007, Chuming entered into share transfer agreements with Dalian Chuming Group Co., Ltd., under which Dalian Chuming Group Co., Ltd. agreed to transfer ownership of the Chuming Operating Subsidiaries to Chuming. On October 23, 2007, Chuming completed all required registrations to complete the share transfer, and became the 100% owner of the Chuming Operating Subsidiaries. On November 14, 2007 the Dalian Commerce Bureau approved the transfer of Dalian Chuming Group Co., Ltd.’s 68% interest in Chuming to PSI, and upon this transfer, Chuming became a wholly foreign owned enterprise, with PSI as the 100% owner of Chuming (including its subsidiaries). On December 13, 2007, the PRC government authorities issued Chuming a business license formally recognizing it as a wholly foreign owned enterprise, of which PSI is the sole shareholder.

Share Exchange Transaction

On December 31, 2007, we acquired all of the outstanding shares of PSI in exchange for the issuance of 16,850,000 restricted shares of our common stock to the shareholders of PSI, which represented approximately 97.55% of the then-issued and outstanding common stock of the Company (excluding the shares issued in the Financing). As a result of that transaction, PSI became our wholly owned subsidiary and we acquired the business and operations of the Chuming Group.

Company Overview and History

Originally established in 1999 as Dalian Chuming Group Co., Ltd. (the former parent of Chuming), Chuming is a processor and supplier of fresh and frozen meat and meat products, the majority of which are pork or pork-based. Chuming is among a select group of industrialized farming corporations in northeastern China and is known for its international quality management standards and international safety certifications. Chuming is the second largest pork producer in both China’s Northeast Region (which has a population of approximately 108 million), as well as in Liaoning Province (which has a population of approximately 42 million), and is the largest in Dalian city (which has a population of approximately 3 million). At present, all of Chuming’s sales are within China, which is the world’s largest consumer of pork with 54 million metric tons consumed in 2006. In addition to pork being the meat of choice of Chinese consumers, due to the rapid development of the Chinese economy, urbanization and strong income growth, pork consumption patterns are changing and consumption levels continue to increase. Chuming has been a significant producer and supplier in China’s meat industry and has experienced profitability and growth since its inception in 1999. From 2003 to 2006, Chuming’s sales grew at an average rate of 42% per annum.

Since 1999, the Chuming has been producing and marketing frozen fresh pork and meat products. The major products are:

•	Fresh meat - pork that is processed in a controlled environmental chamber with closely monitored temperatures to ensure quality and safety standards right up to delivery.

•	Frozen fresh meat - butchered pigs that are processed and immediately frozen, such as smoked pork, ham and roast.

•	Frozen fresh byproducts - pork byproducts including the pig’s liver, stomach, intestine, head and hoof.

Chuming and its former parent, Dalian Chuming Group Co., Ltd., have established and maintained an integrated pork production cycle that culminates in sales of fresh and frozen pork. This cycle includes feedstuff production (of which Dalian Chuming Group Co., Ltd. is capable of producing 300,000 tons annually, feeding one million pigs), pig breeding, slaughtering, processing, packaging and distribution.

The predecessor company of the Dalian Chuming Group Co., Ltd., The Dalian Chuming Industry Co., established the first modern pig-breeding farm in Dalian in 1992. This initiative was undertaken as a major project of the ‘Vegetable Basket Project’ in Dalian. The Vegetable Basket Project is a government-funded program devised by China’s Ministry of Agriculture to improve China’s unstable food supply and increase food production.

Chuming is the first company in China’s meat industry to receive “Green Food” certification from China’s Ministry of Agriculture. Green Food is an innovative certification project unique to China that is awarded to food producers who produce using environmentally sustainable methods and meet certain technical standards of quality control, safety, and product quality and low levels of pollution. Under strict supervision, control and regulation in production, processing, packing, storage and transportation, Green Food-certified companies must apply these quality control standards from field to customer and regulate the application of inputs, including pesticide, fertilizer, veterinary drug and additives to minimize environmental pollution and prevent toxic and harmful substances from entering the food supply chain. The Green Food certification is based on standards defined by the Codex Alimentarius Commission (“CAC”), a joint body of the United Nations Food and Agriculture Organization and the World Health Organization.

In 2007, certain investors and members of Dalian Chuming Group Co., Ltd.’s management team established Chuming as a wholly foreign owned enterprise and holding company for the Chuming Operating Subsidiaries. Chuming operates its business in the city of Dalian, in the Liaoning Province of China.

Industry Overview

If not otherwise specified, the China Meat Association (CMA), the National Bureau of Statistics of China (NBS), and the Ministry of Agriculture of China are the sources for the information in this “Industry Overview” section.

World Pork Market

According to an April 2007 report of the United States Department of Agriculture (USDA), China is the largest pork producer and consumer in the world. China leads other countries by a large spread and represents more than half of the world’s production and consumption. Preliminary numbers for 2006 worldwide production of pork was 99.0 million metric tons (MMT, carcass weight equivalent) and consumption was 98.1 MMT. The USDA forecast for 2007 is that both worldwide production and consumption are expected to expand a healthy 4% over 2006 levels. According to the Ministry of Agriculture, China’s wholesale pork prices have increased by 19% for the first two months of 2007 as compared with the same period last year.

Pork Production (1,000 Metric Tons, Carcass Weight Equivalent), 2003-2007 (Estimated)

	2003	2004	2005	2006	2007
China	45,186	47,016	50,106	52,261	54,352
EU-25	21,150	21,192	21,101	21,400	21,450
United States	9,056	9,312	9,392	9,559	9,795
Brazil	2,560	2,600	2,710	2,830	2,930
Russian Federation	1,710	1,725	1,735	1,805	2,000
Vietnam	1,257	1,408	1,602	1,713	1,832
Canada	1,882	1,936	1,914	1,870	1,810
Philippines	1,145	1,145	1,175	1,215	1,245
Japan	1,260	1,272	1,245	1,247	1,240
Mexico,	1,100	1,150	1,195	1,200	1,190
Korea	1,149	1,100	1,036	1,000	1,040
Others	3,033	2,945	2,925	2,916	2,983
Total	90,488	92,801	96,136	99,016	101,867

Sources: USDA report, Livestock and Poultry: World Markets and Trade, April 2007.
Note: 2006 data is preliminary and 2007 is forecast.

Sources: USDA report, Livestock and Poultry: World Markets and Trade, April 2007.
Note: 2006 data is preliminary and 2007 is forecast.

Pork Consumption (1,000 Metric Tons, Carcass Weight Equivalent), 2003-2007 (Estimated)

	2003	2004	2005	2006	2007
China	45,054	46,648	49,703	51,809	53,878
EU-25	20,043	19,773	19,768	20,015	20,000
United States	8,816	8,817	8,669	8,640	8,701
Russian Federation	2,420	2,337	2,476	2,637	2,830
Japan	2,373	2,562	2,507	2,450	2,508
Brazil	1,957	1,979	1,949	2,191	2,280
Vietnam	1,244	1,386	1,583	1,698	1,815
Mexico	1,423	1,556	1,556	1,580	1,580
Korea	1,294	1,331	1,305	1,402	1,450
Philippines	1,167	1,169	1,198	1,240	1,272
Taiwan	947	959	950	932	945
Others	3,559	3,622	3,540	3,542	3,535
	90,297	92,139	95,204	98,136	100,794

            Sources: USDA report, Livestock and Poultry: World Markets and Trade, April 2007.
Note: 2006 data is preliminary and 2007 is forecast.

China’s Pork Industry

According to China’s National Bureau of Statistics, China’s US$176 billion animal husbandry sector is the second largest in the country’s basket of agricultural related industries including farming, forestry and fishery. The size of the pork and processed meat market in China is an estimated US$32 billion.

A report from the China Meat Association Member’s Conference indicates that China’s per capita meat consumption was just over 55 kilograms by 2000, which is significantly smaller than the consumption level of over 100kg per year by western standards. Taking into account Chinese culinary culture and habits, however, Chinese people are expected to consume more meat as their disposable income increases. For example, Hong Kong residents, who have a significantly higher per capita income, consumed on average 124kg of meat in 2000.

The manner in which meat sales are conducted has changed as a result of new hygiene and food safety regulations that were introduced by the Chinese government in 1995. Historically, the great majority of meat sales in China had taken place in open-air markets or on streets, i.e. in free wet markets. These markets provided a location through which the consumer could buy live poultry or freshly slaughtered meat produced direct from local farmers. As a result of the new regulations however, governmental agencies recently have encouraged the replacement of open-air markets by supermarkets and convenience stores, and the market share of open-air markets has continued to decline.

The meat industry in China is characterized by fragmentation, sanitation and hygiene issues, as well as social demographic trends. Supply is extremely localized with limited distribution capability. China’s vast geography and ‘in-development’ transport infrastructure have made it difficult to create national or even regional level competition in the industry. Chuming’s management believes that the trend towards greater sales through formal supermarkets and chain stores, coupled with the expansion of its sales and distribution network, will continue to favorably impact its business. Additionally, the meat and meat processing industries in China are regarded by the central government as "key" industries and certain participants in the industry, including Chuming, receive special tax incentives and technology subsidies.

Pork is China’s most important source of meat and is consumed at a much higher rate than other categories of meat. The following 2007 USDA Report shows that pork is consumed in China five times more than poultry or “broiler meat” and almost seven times more than beef:

Kg Per Person
Beef	5.6
Pork	39.4
Broiler Meat	7.9

Sources: USDA report, Livestock and Poultry: World Markets and Trade, April 2007.

In addition to a greater general preference for pork, urbanization and rapid income growth are working in parallel to create more demand for pork and processed pork products. An emerging middle class of relatively high-income consumers is forming in certain Chinese cities. As household incomes rise, these high-income residents consume more of most foods on a per capita basis. According to the Urban Household Survey, conducted in 2000 by China’s National Bureau of Statistics, pork consumption by low-income residents was 13.4 kg whereas it was 19.6 kg for high-income residents. These residents not only demand a greater quantity of food, but also higher quality (e.g. better cuts of meat, foods that are safer or healthier) and convenience (processed foods). Reports of food poisoning and dangerous chemical residues have given rise to strong demand for “green” foods for which Chuming is certified. Affluent consumers are willing to pay premium prices for foods which have safety-related certifications, foods with purported health benefits or foods with other desirable attributes. We offer a wide range of food products that appeal to demands for safety, convenience, quality and health attributes demanded by high-income urban consumers.

Chuming’s management expects China’s meat industry to grow in line with China’s GDP growth and expects scaled meat processors to grow at significantly faster rates due to key driving forces including food safety concerns that will accelerate the transition from the traditional wet market to the modern dry market; rising modern retail channels; government mandates and supports of agricultural and meat processing companies; and consolidating forces.

•	Transitioning from "wet-market" to "dry-market"

Food safety is the number one concern of Chinese consumers purchasing meat products and is a key driver in the modernization of China’s meat processing industry. Consumer surveys showed that food safety, nutritional value and taste are the top three concerns of consumers, while price was ranked fourth. Furthermore, surveys showed that 60% of the consumers have a low degree of confidence in meat products in general. There are a number of food safety concerns facing the Chinese pork industry, including swine streptococcus and Foot and Mouth Disease, the use of antibiotics and illegal feed additives such as Clenbutero, pork injected with water and illegal slaughterhouses. China’s meat industry traditionally has been dominated by small and family-operated butcher shops that would slaughter the livestock in the open-air marketplaces and without the necessary safety and sterilized equipment. These unsanitary operations create what is commonly known as the "wet market," which currently represents 80% of the overall meat-processing sector. However, the industry is changing rapidly. Coupled with the prevalent use of refrigerators in urban households health conscious consumers demand more sanitary quality meat products which can only be processed and delivered in a temperature controlled cold chain environment. This presents significant opportunities to meat processors with advanced processing plants and refrigerated transportation capabilities.

•	Government quality control

Frequent occurrences of food safety scares have hastened the Chinese government’s effort in regulating food safety and quality. For example, in 2006 pork containing Clenbutero were found to be sold in several wet markets in Shanghai that resulted in over 330 people being poisoned, and an outbreak of swine Streptococcus in Sichuan Province led to the death of 17 people. A number of Chinese organizations are involved in an effort to bring the Chinese meat industry’s safety, hygiene and sanitation standards to an international level, including the Ministry of Agriculture, Ministry of Health, State Administration of Quality Supervision, Inspection, and Quarantine, State Food and Drug Administration, and the Ministry of Commerce. The Chinese government would like to see the wet market to dry market ratio reversed to 20/80 by 2010 from the current 80/20. Tougher quality standards set for the meat processing industry represent barriers to newcomers while forcing operationally inadequate and financially unsound companies to shut down. Companies with quality meat processing and modern logistics systems will benefit as they capture market share and build consumer brand loyalty.

•	Government’s strong support of meat processing industry

The main theme of China’s 11th 5- Year plan is the development of China’s rural economy. With the widening wealth gap between the rich and poor or between urban and rural regions, China’s central government has shifted its focus from urban industrial growth to rural agricultural development aiming at improving the standard of living in the poorer regions. Many preferential policies were enacted to help the farming communities including subsidized livestock insurance and interest free loans. Scaled meat processors are considered active agents in galvanizing the rural economies by providing jobs, injecting capital, and introducing new technology and management expertise to the local economies. Consequently, many qualified meat-processing companies are also incentivized by the Chinese government including VAT rebates and favorable tax incentives such as tax exemptions on upstream pork products.

•	National retailers provide platform for growth

The wide use of refrigerators in urban Chinese households has attracted many retailers to carry more frozen food products, making available a wide variety of frozen products to consumers. Major domestic retailers, including LianHua have made an impact in introducing more brands of frozen food products in their retail stores. Even more significant going forward will be the rapid expansion of international hypermarkets in China, including France’s Carrefour, the U.S.’s Wal-mart, and Germany’s Metro. These retailers with national reach will significantly change the retail industry landscape as they provide the platform for the large branded foodstuff companies to efficiently and rapidly distribute their products to large and untapped markets. These international retail chains can also provide excellent export opportunities to scaled, quality meat processing companies.

•	Industry consolidation benefits scaled players

In the more mature US meat market, the top three players represent about 50% of the meat industry. But in China the meat-processing industry is very fragmented with over 3,000 meat-processors most of which are small operators. The top three players represent less than 5% of the overall market. Pig farms in China are also very fragmented with over 90% of the farms possessing less than 10 pigs. As smaller players experience pressure from margin compression and stricter government regulations, we believe scaled meat processors will make attractive acquisitions in order to capture market share, gain scale, secure raw material, and move closer to clients. The combination of stricter hygiene regulations, increasing competition from well-financed players, struggling meat suppliers, and increasing international competition from companies like Hormel will induce major industry shakeout and consolidation in the coming years.

Macro and Demographic Trends

The rapidly expanding middle-class in China has fueled the demand for meat products. China’s GDP has been growing at over 9% per year for the past 10 years and has created millions of new consumers whose buying trends fit well with Chuming’s strategy.

•
Incomes in urban China increased by 10% in the first nine months of 2006. China’s middle class - citizens making at least 50,000 Yuan (US$6,250) - are expected to double by 2010 to 25% of the country’s population, fueling domestic consumption.

•
While overall income grew rapidly, urban per capita disposable income grew even faster at 39.6% between 2002 and 2005, compared to 34.7% for per capita rural income during the same period. Urban per capita consumption of meat is twice that of the national average.

•
Due to the increasing rural migration to urban cities, China expects to double its major cities by 2010 creating new waves of Chinese urban meat consumers. The number of Chinese cities with over 1 million people is projected to reach 125 by 2010 according to the Chinese Academy of Sciences, and cities with over 2 million people are projected to reach 300 by 2020.

•
Domestic demand for meat products in China is expected to grow to a projected 100 million metric tons in 2010 from an actual 72.4 million metric tons in 2004 according to Access Asia, an independent research firm. Total production value of meat products are expected to increase to a projected US$120 billion from an actual US$84 billion and per capita meat consumption is expected to increase from an actual 49 kg to a projected 75 kg during the same period. Pork represents the bulk of meat products consumed in China.

With higher standards of living and more a demanding working lifestyle, urban Chinese consumers are purchasing more processed meat products and spending more time eating meat products outside of the home.

•
It is estimated that currently less than 10% of the meat in China is processed. Meat consumption out of the home has surpassed in-home meat consumption in 11 Chinese provinces, especially in more economically developed markets such as Shanghai, Beijing, and Shenzhen, according to the National Bureau of Statistics.

•
Chinese consumers have become more conscious of food safety and quality, fueling demand for branded foods. This has become more evident after the occurrence of a series of disease outbreaks across Asia including SARS and the avian flu. With changing lifestyles and food quality awareness, Chinese consumers seek more name brands to ensure the quality in processed meat that they purchase.

•
The new health-conscious consumer group has become more educated and concerned with the freshness and nutritional value of various meat products. For example, LTMP (low temperature meat product) pork has become more popular recently as urban consumers become aware that LTMP has better nutritional value and fresher taste than the longer-shelf-life HTMP (high temperature meat product) pork products.

Processing of Meat Products in China

In the PRC, regulations relating to the processing of meat products are set out in the PRC Law of Food Hygiene and the Administrative Measures for the Hygiene of Meat and Meat Products. A PRC food processing company is required to obtain a hygiene permit from the Hygiene Bureau of the relevant districts before it may apply to the Ministry of Industry and Commerce for a business license.

A food processing company may not purchase or use meat that has not been inspected and approved by the Animal Supervision Authority. Even if the meat has been so inspected, it must still satisfy other hygiene requirements. Each food processing company must have facilities to conduct regular laboratory testing of its products to ensure food safety requirements are met. For instance, the level of contaminants and radioactive substances in the meat products must not exceed national standards.

Food processing companies are required to possess hygienic cold storage facilities, and proper management of such cold storage facilities must be set out. All storage equipment and packing materials must also comply with hygienic standards. All meat products which are packed must be labeled, specifying requisite information such as name of the product, place of manufacture, manufacture date, lot number or code, final consumption date and ingredients. Any meat product to be exported shall be inspected by the Animal and Plant Quarantine Authority when passing through customs. Only meat products which have passed such inspections may be exported.

Business

Chuming is principally engaged in the production, processing, sale and distribution of fresh and prepared meat products in China. Chuming’s products are classified as fresh and frozen pork, and prepared foods, which includes prepared pork, seafood and by-products.

Chuming’s production facilities are strategically located in Dalian, a coastal city with a population of 3 million. Referred to as the “Boston of China” due to its Northeast proximity and port orientation, Dalian is the most affluent city in the Liaoning Province, with a population of 42 million. Dalian serves as the finance and export trade center of Northeast China, but is also the center of the “Buo Sea Economical Zone” (“BSEZ”). According to China’s National Bureau of Statistics, the BSEZ covers 12% of the territory and 20% of the population in China, and is the most important economic center in Northern China. The National Bureau of Statistics also expects that these two areas may generate a more rapid growth rate than the overall GDP growth of China in next 10 years. Chuming’s facilities include 5 production lines with the slaughtering capacity of 123,318 metric tons and prepared food capacity of 16,000 metric tons. Chuming’s prepared food facilities are the largest in Liaoning Province.

Chuming’s production lines are imported from international manufacturing automation leader Stork™ of the Netherlands, with the state-of-the-art technology and specialized for their in-process testing and quality controls. Chuming’s production facilities are certified ISO9001 and HACCP. Chuming’s products are sold under the brand name of “Chuming™,” which is well recognized as the organic premium quality alternative to low quality pork products. Chuming’s meat products are qualified “Green Food” by the National Green Food Development Center and qualified as one of 14 “National Safe Foods” by the National Slaughtering Authentication Center.

Chuming distributes its products through dealers and agents to more than 100 supermarkets, including Carrefour, Wal-mart, Metro, New-mart, Hymall and others. Chuming also distributes its products to over 500 schools, hospitals, factory canteens and restaurants, and more than 500 Chuming franchise stores or Chuming specialty counters in wet markets.

Chuming’s business activities are the slaughter, processing, packing and distribution of pork and seafood products for sale to clients throughout the PRC. Chuming has a 250,000 square meters campus which houses an international standards-based meat processing plant located in the city of Dalian of the Liaoning Province in the PRC. Chuming has a total of five production lines and an aggregate capacity to slaughter approximately 1.5 million pigs per year. Chuming has contracts with more than 3,000 subcontracting farms in the Liaoning Province and nearby areas, as well as an exclusive contract with farms owned and operated by Dalian Chuming Group Co., Ltd., which currently owns 60% of Chuming, to supply Chuming with 600,000 live hogs in 2007, 750,000 in 2008, 800,000 in 2009, and 800,000 in 2010, at local market prices. Dalian Chuming Group Co., Ltd. provides breeding pigs, animal feed, vaccination, veterinary services and technology support to Chuming’s subcontractor pig farmers, resulting in more favorable relations with these small independent suppliers.

Principal Products or Services

Chuming is principally engaged in the production, distribution and sale of fresh meat and prepared food products in the PRC under the brand name “Chuming™,” through its dealership distribution network, its own sales force and franchise stores in the PRC.

Chuming has two main types of Processed Meat Products - High Temperature Meat Products (HTMP) and Low Temperature Meat Products (LTMP).

HTMP - HTMPs are cooked at a temperature of approximately 121°C and at approximately 2.5 times atmospheric pressure. These meat products can be stored at room temperature and have a shelf life of approximately six months from the date of production. However we indicate that the shelf life is only 120 days from the date of production, as consumers prefer to purchase our products within a period of 120 days from the date of production.

HTMPs are generally priced lower than LTMP and do not require refrigeration. Therefore, they are affordable and accessible to the average PRC consumer.

LTMP - LTMPs are cooked at lower temperatures ranging from 65 to 85°C, under 1 atmospheric pressure. These meat products have a shelf life of three months from the date of production if they are stored at a temperature of 0°C.

In 2003, Chuming introduced its LTMPs to the PRC market. Chuming’s R&D studies have shown that LTMPs generally taste better than HTMPs because they are cooked at lower temperatures and thus are able to preserve the taste and nutrients found in the ingredients. The LTMPs generally cater to the taste of consumers in PRC cities who have higher purchasing power.

Currently, Chuming has two main series of products for both HTMP and LTMP: the "Ham" series and the “Sausage” series. The Ham series has chunkier pieces of meat and thus has a meatier texture. It also has a corresponding higher percentage of meat content. The Sausage series has a lower percentage of meat content and has a smoother texture.

Chuming’s product range covers more than 300 varieties of hams and sausages. The following is a summary of some of the types of Fresh and Processed Meat Products that Chuming manufactures and how they are categorized:

Fresh Pork

Chinese people generally perceive that fresh meat retains a better flavor as compared with frozen meat. As such, the price of fresh pork meat is approximately 20% higher than frozen pork meat. The other producers of fresh pork meat in the PRC are generally farm-based suppliers, which supply the areas around the farms. The key difference between Chuming’s fresh pork and those of farm-based suppliers is that Chuming’s fresh pork is produced and packed in a sanitized environment in its facilities. Therefore, consumers have the assurance that Chuming’s fresh pork meat is safe for consumption.

In order for the pork to remain fresh, at Chuming the pigs are slaughtered and then processed within 30 minutes. The meat is then cooled but not frozen at a temperature between 32° F (0° C) and 39.2° F (4° C) for about 20 hours. Following the cooling process, the fresh pork is cut into various parts in a sterilized room with the constant temperature of 12° C. This reduces the exposure of the fresh pork to contamination by germs and bacteria. Before delivery, the fresh pork is kept in our storage room with controlled temperature of 0-4° C. The airtight freezers are filled with ozone which acts as a sterilizing agent for the meat, killing germs and bacteria present in the meat.

With its own temperature-controlled vans and trucks, Chuming delivers the fresh pork to its clients including dealers, supermarkets and our franchise specialty stores. The entire process of cold production, cold storage and cold delivery is called the “cold chain system,” which ensures our fresh pork freshness and quality. These products have an average shelf life of 7 days.

Frozen Pork

In the production of Chuming’s frozen pork, the meat is frozen at -31° F (-35° C) to -40° F (-40° C) for 48 hours. It is then stored or transported at a constant temperature of between -0.4° F (-18° C) to -13° F (-25° C). Since the preservation period of frozen meat is long, Chuming’s frozen meat products are ideal for distribution to the Northeast and North China as well as potentially to international markets such as Korea, Russia and Japan. These products have an average shelf life of 180 days. Chuming’s frozen pork is also sold to restaurants, supermarkets and fresh food markets.

Prepared Food Products

Chuming’s prepared food includes prepared pork, seafood and pig by-products, which accounted for 10% of the Chuming’s 2006 revenues.

Prepared Pork Products. Chuming’s prepared pork products are mainly LTMPs, which are cooked at lower temperatures ranging from 65° C to 85° C and under atmospheric pressure. These meat products generally have a shelf life of 30 days from the date of production if they are stored at a temperature ranging from 0° C to 4° C. For LTMPs, we currently have four series and more than 300 products. These foods all utilize our fresh meat as their ingredients.

Ham

•	Chuming Cumin Ham
•	Cooked Ham
•	Roast Ham
•	Premium Ham
•	Sandwich Ham
•	Square Ham
•	Chunky Ham
•	Baby Ham
•	Salted Loin
•	Smoked Ham

Sausage

•	Diary Sausage
•	Garlic Sausage
•	Spicy Sausage
•	Chinese Sausage
•	Taiwan Sausage
•	Baby Sausage

Seafood Products. Chuming’s prepared seafood products are made from fish, shrimp and other types of seafood. With Chuming’s techniques of prepared food production, the we produce seafood products such as fish sausage and seashell sausage. Seafood products have accounted for 5% of Chuming’s revenue in the first six months of 2007. Due to the abundant resource of seafood in coastal Dalian, as well as higher profit margins, we plan to expand our output of seafood products in future.

Seafood sausage

•	Baked Fish Sausage
•	Barbequed Prawn Sausage
•	Crab Sausage
•	Scallop Sausage
•	Squid Sausage

Pig By-Products. Pig by-products consist of all other parts of the pig that are left over in the production of fresh pork and frozen pork. These include pig innards, pig skin, pig tails, lard and pig heads. Pig liver, stomach, intestine, head and hoofs are commonly used in Chinese cuisine and therefore have a ready market.

Chuming produces its products in two of the Chuming Operating Subsidiaries: (i) Dalian Chuming Slaughter and Packaging Pork Company Ltd. in Wangfangdian, and (ii) Dalian Chuming Processed Foods Company Ltd. in Dalian.

The fresh and frozen pork are produced by Chuming’s subsidiary Dalian Chuming Slaughter and Packaging Pork Company Ltd. (“Meat Co.”). Meat Co.’s facilities cover 150,000 square meters and utilize state-of-art slaughtering and cutting lines imported from Stork Co. of the Netherlands. The capacity of Meat Co.’s slaughtering line is 250 pigs/hour, which is 1,500,000 pigs per year. The capacity of our cutting line is 30,132 metric tons per year. The cold and freezing storage room has the capacity of 6,000 metric tons. The fresh pork and frozen pork are produced in Meat Co., and the products are often sold in carcass or cuts.

The prepared foods are produced by Chuming’s subsidiary Dalian Chuming Processed Foods Company Ltd. (“Food Co.”), which is located in the Ganjingzi District of Dalian. Food Co. has a 10,000 square meters processing facility. There are three prepared food production lines including one pork processing line with the capacity of 10,000 metric tons, one seafood sausage production line with the capacity of 4,500 metric tons and one deli by-product production line with the capacity of 1,500 metric tons. All of Food Co.’s production line equipment is imported from Germany and features state-of-the-art technology. Food Co. is now the largest prepared food production plant in Liaoning Province.

Supply of Pigs

Chuming does not rear pigs but instead purchases them from its former parent company, Dalian Chuming Group Co., Ltd., and suppliers who aggregate the supply from pig farms surrounding its Dalian facility. Chuming purchases live pigs from Dalian Chuming Group Co., Ltd. and third party suppliers on a cash-on-delivery basis. These third party aggregators source the pigs from pig farms in the vicinity of Chuming’s facilities.

In contrast to the success of Dalian Chuming Group Co., Ltd.’s breeding operations, pig farming in the PRC is generally not commercialized. Chuming’s third party suppliers aggregate supplies from hundreds of small pig farms, each typically operated by a family unit. The advantage of such a system is that any outbreak of disease in livestock is likely to be on a relatively smaller scale.

All the pig suppliers are obliged to supply Chuming with a fixed quantity of pigs per annum based on the current prevailing market price of pigs on the day of delivery. Chuming also chooses the average number of pigs to be supplied to the company per day in our agreements. For example, if a supplier is contractually obliged to supply Chuming with 80,000 pigs per annum, he is also obliged to supply between 240 and 260 pigs per day.

In order to ensure a consistent supply of fresh pork to Chuming customers, we have also entered into separate annual agreements with 6,000 pig farms in the Dalian area to purchase pigs on demand from them at a fixed premium over market price. This is to supplement Chuming’s usual supply of live pigs. For instance, these pig farms were required to guarantee us a supply of 400,000 pigs for the year 2007. They have a combined capacity to supply us with approximately 1,100 pigs per day. The price per pig is at a fixed premium of RMB 1.25 per kg over the usual market price that we pay for live pigs.

Although Chuming would incur additional costs on the sale of freshly kept pork meat supplied from such guaranteed sources due to the higher cost of the pigs supplied under such exceptional circumstances, Chuming’s management is of the opinion that this is justified by the goodwill generated by keeping a steady supply of fresh pork to Chuming’s customers.

The Long-Term Hog Procurement Agreement between Dalian Chuming Group Co., Ltd. and Dalian Chuming Slaughter and Packaging Pork Company, Ltd. specifies that Dalian Chuming Group Co., Ltd. should supply no less than 750,000 live hogs to Chuming in 2008, 800,000 in 2009, and 800,000 in 2010, and the price for the hogs is at the fair market price at the time of acquisition.

Due to a severe supply shortage of hogs in 2007, Chuming has slaughtered approximately 608,000 pigs through September 30, which is 42,000 short of our 650,000 third quarter year-to-date target set up earlier this year.

Chuming’s breeding programs with farmers are backed by the local government. After a careful selection process, every sub-contracting breeder must have an existing pig farmer as a guarantor for the program, responsible to make up for any differences between the agreed amount and actual number of pigs supplied to Chuming. This program has been in existence since 1998, and has been very successful so far with the farmers.

Zheng Baojiang, Wang Fujie, Zhang jihuan, Sun Siyuan, and Ge Hongqi are the most successful pig farmers in the Chuming system, supplying 12,000, 10,000, 8,000, 8,000 and 6,000 hogs respectively through the first six months of 2007, contributing to 4.4% of Chuming’s total supply.

In addition to Chuming’s suppliers’ quality, health and safety processes, Chuming has a quality control system to ensure that pigs supplied to us are healthy and fit for human consumption. Pigs supplied to Chuming also have to be accompanied by the relevant health certificates, and must weigh at least between 90kg and 100kg. If the pigs meet the above criteria, Chuming is contractually obliged to accept delivery of the pigs. (A pig that is between 90 and 100 kg, has more saleable meat per kg. If it is below the weight range, the ratio of meat to innards would be lower, resulting in less saleable meat per kilogram).

Customers and Distribution Methods of the Products

Customers

Chuming has three primary types of customers for its products, which are (1) city and town households, (2) canteens and restaurants, and (3) food processing companies.

Chinese households prefer fresh pork to frozen pork. They often buy a small piece of fresh pork on their way home after work. Therefore their buying amount is small and with high frequency. Households usually choose the supermarkets, wet market, or Chuming™ franchise stores to buy the fresh pork based on convenience. This customer segment accounted for 90% of Chuming’s revenues in 2006.

Canteens include the cafeterias of government agencies, schools, factories and hospitals. These customers, including restaurants, often purchase Chuming pork from Chuming™ franchise stores or directly from agents or wholesalers of the company. This customer segment accounted for 4% of Chuming’s revenues in 2006.

In addition to the above two types of customers, Chuming also provides several prestigious and high-visibility branded food processing companies with fresh and frozen pork. However, this customer segment accounted for less than 5% of Chuming’s revenue in 2006. Since Chuming’s sourced pigs are of good breed and have strict quality control in the production process, these food processors use Chuming’s pork as the ingredient to produce their products. Chuming clients in this segment include Taiwan Dachan, the largest feed supplier and food processor in Taiwan. These food processing companies typically get access to our products from Chuming agents or wholesalers.

As shown in Chuming’s accounting records, the largest customer accounted for approximately 19% and 26% respectively of Chuming’s total turnover for the years ended December 31, 2005 and 2006. Chuming’s top five customers respectively accounted for approximately 61% and 71% respectively of Chuming’s total turnover for the years ended December 31, 2005 and 2006. None of the directors, their associates or any shareholder of Chuming has any interest in any of Chuming’s five largest customers.

Distribution Network

Chuming’s distribution network is organized and divided by geographic markets and sales regions, including: Dalian Metropolitan, Eastern Liaoning, Western Liaoning, Jilin, Heilongjiang and Hebei markets. In each market, Chuming has a team led by a sales officer whose objective it is to expand the Chuming sales network by developing potential dealers, agents and wholesalers, and maintaining the existing Chuming network by assisting our sellers. Chuming dealers, agents and wholesalers sign contracts directly with Dalian Chuming Sales Company Ltd. (“Sales Co.”) at our headquarters, and then submit orders directly to Chuming.

Sales by Region through September 30, 2007

Dalian	74%

Shenyang	18%

East Liaoning	3%

North Liaoning	2%

West Liaoning	2%

Others	1%

To differentiate itself, Chuming has a unique retail strategy to complement its wholesale operations.

“Showcase stores" are owned and operated by independent operators. These specialty boutique-type stores must have the same design and physical layout and must follow Chuming’s operating methodologies. Chuming also sets merchandising and pricing policies and all employees must undergo a mandatory training program. These storefronts are highly visible with the Chuming™ brand name to denote premium image. There are currently over 500 such boutique stores in Liaoning Province, providing high brand recognition and communicating a message of quality that will benefit all channels. These boutique stores target the new middle class that desire and can afford high quality goods and services. They provide particular convenience to a typical busy two-income, middle-class family which shops frequently after work. Most of these boutique shops are located in Dalian and the major cities of Liaoning Province. Each store has a minimum monthly sales requirement depending on the city and store.

Chuming dealers, agents and wholesalers serve their own diverse distribution channels. Chuming’s dealers organize their sales to stores and supermarkets, such as Carrefour, Wal-mart, Hymall, New-mart and Metro. Chuming’s agents assist in identifying locations and opening Chuming™ franchise stores in their region, important to the expanding revenues of Chuming. Chuming wholesalers typically organize the sales to canteens and restaurants as well as food processing companies. In some regions, Chuming agents will also directly contact local canteens and restaurants.

Chuming’s distribution flow chart is as follows:

Chuming has its Chuming™ counters in large stores and supermarkets, which are the most important and highly visible locations to enhance our brand and image. Because large supermarkets such as Carrefour and Wal-mart have strict requirements to approve any suppliers, having Chuming™ counters in these world-leading retailers’ flagship stores reinforces the consumers’ confidence in Chuming’s products. We have Chuming™ counters in more than 100 large supermarkets located in Northeast China and Hebei Province.

Chuming’s main product is fresh pork, which Chinese households consume almost daily. The most important sales locations therefore are the Chuming™ franchise stores. Chuming™ franchise stores are usually located in high-density, urban residential areas easily accessible by our customers. The Chuming™ franchise stores also save time compared to long lines sometimes found at large supermarkets. Chuming™ franchise stores are all equipped with refrigerators to keep the pork fresh. Chuming has established more than 500 Chuming™ franchise stores now operating in Dalian and throughout the Liaoning Province. In the next few years, Chuming aims to increase the number of its Chuming™ branded franchise stores to more than 1,000 outlets.

Delivery

In China, one of the main obstacles to expanding market share and developing national brands has been logistical and technology management. Chuming addresses this issue by equipping its processing plant with modern technology in its state-of-the art equipment and production lines. Our advanced logistical infrastructure includes the use of bar codes and electronic interchange to enhance the speed and accuracy of data flow. Over the years, Chuming has been building an extensive logistical system that includes 21 contracted refrigerated container trucks that allow us to better preserve the meat and to expand our market scope by delivering food to farther retail points. As a result, we have been able to make deliveries within a 500km radius of our Dalian processing plant. Furthermore, Chuming’s modern information technology system adds additional competitive advantage as it provides real time market and company data to functional departments which in turn enables us to capitalize on the timely information including market pricing, inventory levels, and demand changes.

After the orders are gathered at the Sales Co., Chuming products are delivered utilizing our transportation fleet and through pick-up by certain accounts at our facilities. The quality of Chuming fresh pork is highly dependent on the storage room and delivery vehicles once they leave the chill room. Chuming currently has 21 temperature-controlled vehicles which help guarantee the freshness of pork during delivery to customer locations in Chuming’s primary market which is within a two-hour radius of Dalian.

Quality Control

Chuming maintains all of the required licenses and certificates from the relevant central and local government authorities with regard to its pork production business. In 2005, Chuming was awarded ISO 9001:2000 certification that covers its production, research and development and sales activities. The ISO 9001 certification indicates that Chuming’s abattoirs and pork production operations comply with international standards of quality assurance established by the International Organization of Standardization. All of Chuming’s production lines have also passed the Hazard Analysis and Critical Control Point (HACCP) test, which is certified by Moody International Certification Ltd.

Chuming currently has 78 Quality Control (QC) personnel who run and refine its quality assurance system. This system is divided into two sections: Meat Production Supervision and Processed Meat Supervision. The 78 employees who work in the quality assurance program consist of 33 quality control engineers, and 45 staff. All members of the QC team are trained technicians with qualifications and experience in animal husbandry, quarantines and veterinary medicine. The quality control laboratory meets and exceeds all standards set by the authorities and relevant agencies in the PRC.

In addition, on average 11 federal inspectors work in the Chuming’s slaughtering and packaging plant every shift. They examine animals before slaughter, supervise sanitation, inspect carcasses and internal organs for diseases during the slaughtering and processing procedures, and then certify carcasses and packaged products as to consumer readiness.

As discussed in the above section regarding Chuming’s principal products, the pork products produced from freshly slaughtered pigs at Chuming’s facilities are frozen after slaughtering to prevent deterioration of the meat caused by bacteria or chemical changes. The chilled and frozen pork are maintained within the requisite temperature ranges, during subsequent handling, transportation and distribution to retain freshness and to prevent deterioration of the meat.

Competition

Chuming is currently the second largest producer in the three northeast provinces of Jilin, Liaoning and Hei Longjiang. According to Chuming’s estimates, in Liaoning Province, Chuming is the market leader for both fresh pork with 8.4% market share and for meat products with a 2.6% market share. Chuming estimates that in Dalian, Chuming is the market leader for fresh pork with a 50% market share and shares the lead position for meat products with a 20% market share. As Chuming expands geographically, the we expect to encounter additional regional and local competitors. Chuming’s management believes that all food segments in China compete on the basis of price, product quality, brand identification and customer service, and that Chuming is well positioned in all of these areas.

Major Domestic Competitors

Currently, Chuming’s primary competition comes from the domestic players that operate in a very fragmented industry environment. Presently, there is no clear leadership in the PRC pork industry. The top three players, Shuanghui, People’s Food and China Yurun, together capture less than 5% of the market. Most of the companies in the industry tend to focus on different product and market segments. Shuanghui has the largest market share in the HTMP pork segment, while Yurun is the leader in the LTMP space. Both companies have done well in the top tier markets. People’s Food, on the hand, tends to focus more of its distribution effort in the lower tier cities, where distribution is more challenging, and typically does not sell through large retail channels. On the other hand, about 40% of China Yurun’s sales are through supermarket and hypermarket chains. And in terms of geographical focus, People’s Food has a strong presence in Northeastern China, and China Yurun has announced plans to expand into the Northeast with plans for two new plants in Shenyang and Harbin.

New International Entrants

After China joined the WTO, many domestic industries were opened to international competition, including the meat-processing industry. Already foreign companies have entered China’s major cities, mainly though the major hypermarkets such as Carrefour. So far, domestic players have an advantage in terms of introducing new products based on local tastes and distribution in below Super-tier cities. Tyson Foods, Inc., U.S.A. has a joint venture with Shanghai Ocean Wealth Fish Products Corporation Limited. Hormel Foods Corporation, U.S.A., set up representative offices in China in 1995 and currently operates processing factories in Shanghai and Beijing.

Dalian Competitors - Fresh Pork

In Dalian, Chuming’s key fresh pork competitors are Bangchui Island with an 18% market share and Jiuxing (Nine Stars) with a 12% market share.

Name	Market share
Chuming	50%
Bangchui Island	18%
Nine Stars	12%
Taifu	8%
Tianxin	6%
Yurun	6%

Dalian Competitors - Meat Products

In Dalian, Chuming’s main meat products competitors are Chengxin with a 20% market share, Chuhe with a 17% market share, Jin Baiwei with a 15% market share, Shineway with a 15% market share and Yurun with an 8% market share.

Name	Market share
Chuming	20%
Chengxin	20%
Chuhe	17%
Jin Baiwei	15%
Shineway	15%
Yurun	8%
Others	5%

Advertising and Promotional Activities

Approximately US $75,000, US $100,000, US $150,000 and US $2,659,963 were spent respectively in the fiscal years ended 2004, 2005 and 2006 and nine months ended September 30, 2007 on advertising and promotional activities.

Advertisements are principally for Processed Meat Products and Fresh Pork and are targeted at consumers in the Northeast PRC. Chuming advertises periodically in the media to create and maintain public awareness of its products and branding. Chuming increases the frequency of advertisements whenever new products are launched.

Intellectual Property Rights

Through Chuming’s advertising efforts and the consistent quality of its products, Chuming’s management believes that consumers in the PRC have come to associate its brand name "Chuming™" with quality meat products. Thus, Chuming’s management believes that the goodwill in the “Chuming™" branding is a valuable asset to us. We have registered our "Chuming™” trademark in the PRC. We have also applied for trademark registration for our “Huayu” brand name in the PRC.

Chuming believes that the protection of its brand names is important to its marketing efforts and believes that it has taken appropriate steps to protect its brand. Chuming has not discovered any counterfeiting or any infringements of its Chuming™ or Huayu brand names during the three years prior to the date of this Current Report on Form 8-K.

Research and Development

Chuming has two operations, a Meat Engineering Center and a Sea Products Center, focused on the development of new products to the market. In addition to meeting the taste demands of consumers, these groups focus on quality, nutrition and safety standards. These groups draw upon a 25-employee research and development staff, including three professors in the field of animal nutrition and biology, supporting the safe and rapid introduction to the market of new products, specifically in the areas of seafood and meat by-products. Chuming currently has more than 100 products available to consumers, with the average rate of three new products ready for the market per month. Chuming is also working on anti-freezing experiments to facilitate preservation of our meats so as to minimize or eliminate the use of chemical preservatives.

Government Approval and Regulation of Principal Products

The Chinese government is actively promulgating a plan for “safe meat” and is expected to raise the proportion of slaughtering automation to over seventy percent of all meat and actively enforce authorized slaughtering and quarantine. Special grants, subsidized financing, preferential tax policies, governmental funding and other subsidies are provided to enterprises in order to acquire state of the art technology and equipment in meat processing. Such government incentives provide competitive advantages and opportunities to well-performing companies like Chuming because such policies work to raise the bar for entering the industry and to eliminate inefficient companies in the industry. We expect such government support for the processing of agricultural products to continue for a number of years in the foreseeable future. Whether Chuming can continue to benefit from such government programs in the next few years depends on how the government administers its incentive programs and how well Chuming performs. If Chuming maintains the current trend in its performance, it is possible that it may obtain further government support through such incentive programs.

Compliance with Environmental Laws

Chuming owns two wastewater treatment plants on premise with a daily treating capacity of six hundred tons for each plant. Those plants were designed to comply with the Integrated Wastewater Discharge Standard of the PRC and the Environmental Protection Regulation of Dalian City. To the knowledge of Chuming’s management, Chuming has not breached any environment protection regulations during any of the past three years.

Employees

Chuming currently has approximately 589 employees, the composition of which is as follows:

	R&D and Engineering	Production	General and Administrative	Sales and Marketing	Quality Control	Total
Meat Company	10	153	25	10	8	206
Food Company	15	165	15	18	10	211
Sales Company	0	0	25	135	0	160
Total	25	318	65	163	18	589

Chuming and our predecessor companies have experienced excellent employee retention, which we believe is a result of our consistently-applied management policies and proactive employee benefit program participation. The average tenure is four years for factory workers and twelve years for management staff. All employees have health insurance, unemployment insurance and retirement benefits that are provided by the government. Chuming makes regular payments into these government-sponsored health insurance and retirement programs for each employee. Additionally, Chuming provides free meals and accommodations to all employees on shift.

Certain of Chuming’s employees are represented by a labor union which is governed by PRC Company and Labor Laws. There have been no adverse labor incidents or work stoppages in the history of Chuming or its predecessor companies. Management believes that its relationship with its employees and the union are good.

CORPORATE INFORMATION

Chuming’s principal executive offices are located at No. 9, Xin Yi Street, Ganjingzi District, Dalian City, Liaoning province, PRC 116039. The Company’s main telephone number is +86 411 867 166 96 and its fax number is +86 411 867 166 90.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this report before making an investment decision with regard to our securities. The statements contained in or incorporated into this offering that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

Our limited operating history makes it difficult to evaluate our future prospects and results of operations.

We have a limited operating history - Chuming commenced operations in 1999. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving industries such as the meat industry in China. Some of these risks and uncertainties relate to our ability to:

•	maintain our market position in the meat business in China;
•	offer new and innovative products to attract and retain a larger customer base;
•	attract additional customers and increase spending per customer;
•	increase awareness of our brand and continue to develop user and customer loyalty;
•	respond to competitive market conditions;
•	respond to changes in our regulatory environment;
•	manage risks associated with intellectual property rights;
•	maintain effective control of our costs and expenses;
•	raise sufficient capital to sustain and expand our business;
•	attract, retain and motivate qualified personnel; and
•	upgrade our technology to support additional research and development.

If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

If there are any interruptions to or decline in the amount or quality of our live pigs, raw pork or other major raw material supply, our business could be materially and adversely affected.

Live pigs and raw pork are the principal raw materials used in our production. We procure all of our live pigs and some of our raw pork from a related party as well as a number of third party suppliers. Our third party suppliers may not continue to be able to supply an adequate number of live pigs and raw pork to satisfy our present and future production needs. The supply of pork is dependent on the output of pig farms, which may be affected by outbreaks of diseases or epidemics. Our current suppliers may not be able to provide live pigs or raw pork of sufficient quality to meet our stringent quality control requirements. Any interruptions to or decline in the amount or quality of our live pigs or raw pork supply could materially disrupt our production and adversely affect our business. In addition to live pigs and raw pork, we also use additives and packaging in our production, which we source from third party suppliers. Any interruptions to or decline in the amount or quality of our additives or packaging supply, could also disrupt our production or sales and adversely affect our business.

We are vulnerable to further increases in the price of raw materials (particularly of live pigs and raw pork) and other operating costs, and we may not be able to entirely offset these increasing costs by increasing the prices of our products, particularly our processed meat products.

We purchase agricultural products, such as live pigs and raw pork, for use in our production process and for resale. The price of such raw materials is subject to fluctuations that are attributable to a number of factors, such as the price of animal feed, diseases and infections, and weather conditions. During 2007, prices of live pigs rose sharply. If the costs of raw materials or other costs of production and distribution of our products increase further, and we are unable to entirely offset these increases by raising prices of our products, our profit margins and financial condition could be adversely affected.

We may be unable to anticipate changes in consumer preferences for processed meat products, which may result in decreased demand for our products.

Our continued success in the processed meat products market is in large part dependent on our ability to anticipate and develop products that appeal to the changing tastes, dietary habits and preferences of customers. If we are not able to anticipate and identify new consumer trends and develop new products accordingly, demand for our products may decline and our operating results may be adversely affected. In addition, we may incur significant costs relating to developing and marketing new products or expanding our existing product lines in reaction to what we perceive to be a consumer preference or demand. Such development or marketing may not result in the level of market acceptance, volume of sales or profitability anticipated.

If the chilled and frozen pork market in China does not grow as we expect, our results of operations and financial conditions may be adversely affected.

We believe chilled and frozen pork products have strong growth potential in China and, accordingly, we have continuously increased our sales of chilled and frozen pork. Since inception, revenue attributable to our chilled and frozen pork products as a percentage of our total revenue has increased. If the chilled and frozen pork market in China does not grow as we expect, our business may be harmed, we may need to adjust our growth strategy and our results of operation may be adversely affected.

We require various licenses and permits to operate our business, and the loss of or failure to renew any or all of these licenses and permits could materially adversely affect our business.

In accordance with PRC laws and regulations, we are required to maintain various licenses and permits in order to operate our business, including, without limitation, a slaughtering permit in respect of each of our chilled and frozen pork production facilities and a permit for production of industrial products in respect of each of our processed meat production facilities. We are required to comply with applicable hygiene and food safety standards in relation to our production processes. Our premises and transportation vehicles are subject to regular inspections by the regulatory authorities for compliance with applicable regulations. Failure to pass these inspections, or the loss of or failure to renew our licenses and permits, could require us to temporarily or permanently suspend some or all of our production or distribution operations, which could disrupt our operations and adversely affect our business.

We are highly dependent on senior management and key research and development personnel.

We are highly dependent on our senior management to manage our business and operations and our key research and development personnel for the development of new processing technologies and food products and the enhancement of our existing products. In particular, we rely substantially on our chairman and chief executive officer, Mr. Shi Huashan, to manage our operations. We also depend on our key research personnel. In addition, we also rely on information technology and logistics personnel for the production, storage and shipment of our products and on marketing and sales personnel, engineers and other personnel with technical and industry knowledge to transport, market and sell our products. We do not maintain key man life insurance on any of our senior management or key personnel. The loss of any one of them, in particular Mr. Shi, would have a material adverse effect on our business and operations. Competition for senior management and research and development personnel is intense and the pool of suitable candidates is limited. We may be unable to locate a suitable replacement for any senior management or key research and development personnel that we lose. In addition, if any member of our senior management or key research and development personnel joins a competitor or forms a competing company, they may compete with us for customers, business partners and other key professionals and staff members of our company. Although each of our senior management and key research and development personnel has signed a confidentiality and non-competition agreement in connection with his employment with us, we cannot assure you that we will be able to successfully enforce these provisions in the event of a dispute between us and any member of our senior management or key research and development personnel.

We compete for qualified personnel with other food processing companies, food retailers, logistics companies and research institutions. Intense competition for these personnel could cause our compensation costs to increase significantly, which could have a material adverse effect on our results of operations. Our future success and ability to grow our business will depend in part on the continued service of these individuals and our ability to identify, hire and retain additional qualified personnel. If we are unable to attract and retain qualified employees, we may be unable to meet our business and financial goals.

Our growth strategy may prove to be disruptive and divert management resources.

Our growth strategy may involve large transactions and present financial, managerial and operational challenges, including diversion of management attention from existing businesses, difficulty with integrating personnel and financial and other systems, increased expenses, including compensation expenses resulting from newly-hired employees, assumption of unknown liabilities and potential disputes. We could also experience financial or other setbacks if any of our growth strategies incur problems of which we are not presently aware. We may require additional financing in the future.

We may need to obtain additional debt or equity to fund future capital expenditures. Additional equity may result in dilution to the holders of our outstanding shares of capital stock. Additional debt financing may include conditions that would restrict our freedom to operate our business, such as conditions that:

•	limit our ability to pay dividends or require us to seek consent for the payment of dividends;

•	increase our vulnerability to general adverse economic and industry conditions;

•
require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes; and

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

We cannot guarantee that we will be able to obtain any additional financing on terms that are acceptable to us, or at all.

Our operations are cash intensive and our business could be adversely affected if we fail to maintain sufficient levels of working capital.

We expend a significant amount of cash in our operations, principally to fund our raw material procurement. Our suppliers, in particular, third party suppliers of pigs, typically require payment in full within seven days after delivery, although some of our suppliers provide us with credit. In turn, we typically require our customers of chilled and frozen pork to make payment in full on delivery, although we offer some of our long-standing customers credit terms. We generally fund most of our working capital requirements out of cash flow generated from operations. If we fail to generate sufficient revenues from our sales, or if we experience difficulties collecting our accounts receivables, we may not have sufficient cash flow to fund our operating costs and our business could be adversely affected.

We may be unable to maintain our profitability in the face of a consolidating retail environment in China.

We sell substantial amounts of our products to supermarkets and large retailers. The supermarket and food retail industry in China has been, and is expected to continue, undergoing a trend of development and consolidation. As the food retail trade continues to consolidate and our retail customers grow larger and become more sophisticated, they may demand lower pricing and increased promotional programs. Furthermore, larger customers may be better able to operate on reduced inventories and potentially develop or increase their focus on private label products. If we fail to maintain a good relationship with our large retail customers, or fail to maintain a wide offering of quality products, or if we lower our prices or increase promotional support of our products in response to pressure from our customers and are unable to increase the volume of our products sold, our profitability could decline.

Our operating results may fluctuate from period to period and if we fail to meet market expectations for a particular period, our share price may decline.

Our operating results have fluctuated from period to period and are likely to continue to fluctuate as a result of a wide range of factors, including seasonal variations in live pig supply and processed meat products consumption. Our production and sales of chilled and frozen pork are generally lower in the summer, due to lower supply of live pigs. Interim reports may not be indicative of our performance for the year or our future performance, and period-to-period comparisons may not be meaningful due to a number of reasons beyond our control. We cannot assure you that our operating results will meet the expectations of market analysts or our investors. If we fail to meet their expectations, there may be a decline in our share price.

We derive all of our revenues from sales in China and any downturn in the Chinese economy could have a material adverse effect on our business and financial condition.

All of our current revenues are generated from sales in China. We anticipate that revenues from sales of our products in China will continue to represent a substantial proportion of our total revenues in the near future. Any significant decline in the condition of the PRC economy could, among other things, adversely affect consumer buying power and discourage consumption of our products, which in turn would have a material adverse effect on our business and financial condition.

We rely on our exclusive network of showcase stores, network stores and supermarket brand counters for the success of our sales and our brand image, and should they perform poorly, our business and brand image could be materially and adversely affected.

In addition to our sales to wholesale customers, we sell our products through showcase stores, network stores and supermarket brand counters. All of these retail based stores exclusively sell our pork products and display the Chuming logo on our store facades. For the first half of 2007, these retail outlets accounted for approximately 43% of our total revenue. If the sales performance of our retail based stores deteriorates, this could adversely affect the financial results of the company. In addition, any sanitation, hygiene, or food quality problems that might arise from the retail based stores could adversely affect our brand image and lead to a loss of sales. Chuming does not own any of the retail based stores.

We rely on the performance of our wholesaler, retailer and mass merchant customers for the success of our sales, and should they perform poorly or give priority to our competitors’ products, our business could be materially and adversely affected.

In addition to our retail sales channel, we sell our products to supermarkets and large retailers, which in turn sell the products to end consumers. If the sales performance of our wholesale customers deteriorates, this could adversely affect the performance of our products. Furthermore, our wholesale customers also carry products which directly compete with our products for retail space and consumer purchases. There is a risk that our wholesale customers may give higher priority to products of, or form alliances with, our competitors. If our wholesale customers do not continue to purchase our products, or provide our products with similar levels of promotional support, our sales performance and brand imaging could be adversely affected.

The loss of any of our significant customers could have an adverse effect on our business.

Our key customers are principally supermarkets and large retailers in the PRC. We have not entered into long-term supply contracts with any of these major customers. Therefore, there can be no assurance that we will maintain or improve the relationships with these customers, or that we will be able to continue to supply these customers at current levels or at all. If we cannot maintain long-term relationships with our major customers, the loss of a significant portion of our sales to them could have an adverse effect on our business, financial condition and results of operations.

Recent regulatory enforcement crackdowns on food processing companies in the PRC could adversely affect our businesses.

Recently, the PRC government authorities have taken certain measures to maintain the PRC food market in good order and to improve the integrity of the PRC food industry, such as enforcing full compliance with industry standards and closing certain food processing companies in the PRC that did not meet regulatory standards. We cannot assure you that our businesses and operations will not be affected as a result of the deteriorating reputation of the food industry in the PRC due to recent scandals regarding food products.

Environmental regulations and related litigation could have a material adverse effect on our business and results of operations.

Our operations and properties are subject to extensive and increasingly stringent laws and regulations pertaining to, among other things, the discharge of materials into the environment and the handling and disposition of wastes (including solid and hazardous wastes) or otherwise relating to protection of the environment. Failure to comply with any laws and regulations and future changes to them may result in significant consequences to us, including civil and criminal penalties, liability for damages and negative publicity.

We have incurred, and will continue to incur, significant capital and operating expenditures to comply with these laws and regulations. We cannot assure you that additional environmental issues will not require currently unanticipated investigations, assessments or expenditures, or that requirements applicable to us will not be altered in ways that will require us to incur significant additional costs.

Deterioration of our perishable products may occur due to delivery delays, malfunctioning of freezer facilities or poor handling during transportation, which could adversely affect our business, results of operations and financial condition.

The condition of our food products (being perishable goods) may deteriorate due to shipment or delivery delays, malfunctioning of freezer facilities or poor handling during delivery by shippers or intermediaries. We are not aware of any instances whereby we were made to compensate for delivery delays, malfunctioning of freezer facilities or poor handling during transportation. However, there is no assurance that such incidents will not occur in the future. In the event of any delivery delays, malfunctioning of freezer facilities or poor handling during transportation, we may have to make compensation payments and our reputation, business goodwill and revenue will be adversely affected.

Unexpected business interruptions could adversely affect our business.

Our operations are vulnerable to interruption by fire, power failure and power shortages, floods, computer viruses and other events beyond our control. In particular, China, especially eastern and southern China, is experiencing frequent electricity shortages. In addition, we do not carry business interruption insurance to compensate us for losses that may occur as a result of these kinds of events and any such losses or damages incurred by us could disrupt our production and other operations.

If we fail to develop and maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud; as a result, current and potential shareholders could lose confidence in our financial reports, which could harm our business and the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate and report on our internal controls over financial reporting and have our independent registered public accounting firm annually attest to our evaluation, as well as issue their own opinion on our internal controls over financial reporting, beginning with our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. We plan to prepare for compliance with Section 404 by strengthening, assessing and testing our system of internal controls to provide the basis for our report. The process of strengthening our internal controls and complying with Section 404 is expensive and time consuming, and requires significant management attention, especially given that we have not yet undertaken any efforts to comply with the requirements of Section 404. We cannot be certain that the measures we will undertake will ensure that we will maintain adequate controls over our financial processes and reporting in the future. Furthermore, if we are able to rapidly grow our business, the internal controls that we will need will become more complex, and significantly more resources will be required to ensure our internal controls remain effective. Failure to implement required controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we or our auditors discover a material weakness in our internal controls, the disclosure of that fact, even if the weakness is quickly remedied, could diminish investors’ confidence in our financial statements and harm our stock price. In addition, non-compliance with Section 404 could subject us to a variety of administrative sanctions, including the suspension of trading, ineligibility for listing on one of the Nasdaq Stock Markets or national securities exchanges, and the inability of registered broker-dealers to make a market in our common stock, which would further reduce our stock price.

We will incur increased costs as a public company which may affect our profitability and an active trading market.

As a public company, Chuming will incur significant legal, accounting and other expenses that it did not incur as a private company. We are now subject to the SEC’s rules and regulations relating to public disclosure. SEC disclosures generally involve a substantial expenditure of financial resources. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC, have required changes in corporate governance practices of public companies. We expect that full compliance with these new rules and regulations will significantly increase our legal and financial compliance costs and make some activities more time-consuming and costly. For example, we will be required to create additional board committees and adopt policies regarding internal controls and disclosure controls and procedures. Such additional reporting and compliance costs may negatively impact our financial results. To the extent our earnings suffer as a result of the financial impact of our SEC reporting or compliance costs, our ability to develop an active trading market for our securities could be harmed.

We have limited business insurance coverage.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products. We do not have any business liability or disruption insurance coverage for our operations in China. Any business disruption, litigation or natural disaster may result in our incurring substantial costs and the diversion of our resources.

Risks Relating To Our Industry

The pig slaughtering and processed meat industries in China are subject to extensive government regulation, which is still evolving.

The pig slaughtering and processed meat industries in China are heavily regulated by a number of governmental agencies, including primarily the Ministry of Agriculture, the Ministry of Commerce, the Ministry of Health, the General Administration of Quality Supervision, Inspection and Quarantine and the State Environmental Protection Administration. These regulatory bodies have broad discretion and authority to regulate many aspects of the pig slaughtering and processed meat industries in China, including, without limitation, setting hygiene standards for production and quality standards for processed meat products. In addition, the pig slaughtering and processed meat products regulatory framework in China is still in the process of being developed. If the relevant regulatory authorities set standards with which we are unable to comply or which increase our production costs and hence our prices so as to render our products non-competitive, our ability to sell products in China may be limited.

The pig slaughtering and processed meat industries in China may face increasing competition from both domestic and foreign companies, as well as increasing industry consolidation, which may affect our market share and profit margin.

The pig slaughtering and processed meat industries in China are highly competitive. Our processed meat products are targeted at mid- to high-end consumers, a market in which we face increasing competition, particularly from foreign suppliers. In addition, the evolving government regulations in relation to the pig slaughtering industry have driven a trend of consolidation through the industry, with smaller operators unable to meet the increasing costs of regulatory compliance and therefore are at a competitive disadvantage. We believe that our ability to maintain our market share and grow our operations within this landscape of changing and increasing competition is largely dependent upon our ability to distinguish our products and services.

In addition, prior to China’s entry into the World Trade Organization (“WTO”), high barriers to entry existed for many potential competitors in Chuming’s business through the use of tariffs and restrictive import licensing and distribution practices. China’s admission to WTO has lowered some of the tariffs and other barriers to entry so we can expect that competition will increase.

We cannot assure you that our current or potential competitors will not develop products of a comparable or superior quality to ours, or adapt more quickly than we do to evolving consumer preferences or market trends. In addition, our competitors in the raw meat market may merge or form alliances to achieve a scale of operations or sales network which would make it difficult for us to compete. Increased competition may also lead to price wars, counterfeit products or negative brand advertising, all of which may adversely affect our market share and profit margin. We cannot assure you that we will be able to compete effectively with our current or potential competitors.

The outbreak of animal diseases or other epidemics could adversely affect our operations.

An occurrence of serious animal diseases, such as foot-and-mouth disease, or any outbreak of other epidemics in China affecting animals or humans might result in material disruptions to our operations, material disruptions to the operations of our customers or suppliers, a decline in the supermarket or food retail industry or slowdown in economic growth in China and surrounding regions, any of which could have a material adverse effect on our operations and turnover. There can be no assurance that our facilities or products will not be affected by an outbreak of any disease or outbreak in the future, or that the market for pork products in the PRC will not decline as a result of fear of disease. In either case, our business, results of operations and financial condition would be adversely and materially affected.

Consumer concerns regarding the safety and quality of food products or health concerns could adversely affect sales of our products.

Our sales performance could be adversely affected if consumers lose confidence in the safety and quality of our products. Consumers in the PRC are increasingly conscious of food safety and nutrition. Consumer concerns about, for example, the safety of pork products, or about the safety of food additives used in processed meat products, could discourage them from buying certain of our products and cause our results of operations to suffer.

We may be subject to substantial liability should the consumption of any of our products cause personal injury or illness.

The sale of food products for human consumption involves an inherent risk of injury to consumers. Such injuries may result from tampering by unauthorized third parties or product contamination or degeneration, including the presence of foreign contaminants, chemical substances or other agents or residues during the various stages of the procurement and production process. While we are subject to governmental inspections and regulations, we cannot assure you that consumption of our products will not cause a health-related illness in the future, or that we will not be subject to claims or lawsuits relating to such matters.

Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertions that our products caused personal injury or illness could adversely affect our reputation with customers and our corporate and brand image. In line with industry practice, we do not maintain product liability insurance. Furthermore, our products could potentially suffer from product tampering, contamination or degeneration or be mislabeled or otherwise damaged. Under certain circumstances, we may be required to recall products. Even if a situation does not necessitate a product recall, we cannot assure you that product liability claims will not be asserted against us as a result. A product liability judgment against us or a product recall could have a material adverse effect on our business, financial condition or results of operations.

Our product and company name may be subject to counterfeiting and/or imitation, which could impact upon our reputation and brand image as well as lead to higher administrative costs.

We regard brand positioning as the core of our competitive strategy, and intend to position our brand, “Chuming™” to create the perception and image of health, nutrition, freshness and quality in the minds of our customers. There have been frequent occurrences of counterfeiting and imitation of products in the PRC in the past. We cannot guarantee that counterfeiting or imitation of our products will not occur in the future or that we will be able to detect it and deal with it effectively. Any occurrence of counterfeiting or imitation could impact negatively upon our corporate and brand image, particularly if the counterfeit or imitation products cause sickness, injury or death to consumers. In addition, counterfeit or imitation products could result in a reduction in our market share, a loss of revenues or an increase in our administrative expenses in respect of detection or prosecution.

Risks Relating To Conducting Business in the PRC

Substantially all of our assets and projects are located in the PRC, and substantially all of our revenue is sourced from the PRC. Accordingly, our results of operations and financial position are subject to a significant degree to economic, political and legal developments in the PRC, including the following risks:

Economic, political and social conditions and government policies in China could have a material adverse effect on our business, financial condition and results of operations.

The economy of China differs from the economies of most developed countries in many respects, including, but not limited to:

•	structure
•	capital re-investment
•	government involvement
•	allocation of resources
•	level of development
•	control of foreign exchange
•	growth rate

•	rate of inflation

The economy of China has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industries by imposing industrial policies. It also exercises significant control over China’s economic growth through allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

Policies and other measures taken by the PRC government to regulate the economy could have a significant negative impact on economic conditions in China, with a resulting negative impact on our business. For example, our financial condition and results of operations may be materially and adversely affected by:

•	new laws and regulations and the interpretation of those laws and regulations;
•	the introduction of measures to control inflation or stimulate growth;
•	changes in the rate or method of taxation;
•	the imposition of additional restrictions on currency conversion and remittances abroad; or
•	any actions which limit our ability to develop, produce, import or sell our products in China, or to finance and operate our business in China.

Uncertainties with respect to the PRC legal system could adversely affect us.

We conduct our business primarily through our affiliated Chinese entity, Dalian Precious Sheen Investments Consulting Co., Ltd. Our operations in China are governed by PRC laws and regulations. We are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us, our management or the experts named in this Form 8-K Current Report.

We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, while we are incorporated in the State of Nevada, all of our senior executive officers reside within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon our senior executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our PRC counsel has advised us that the PRC does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current structure, our income is primarily derived from payments from Dalian Precious Sheen Investments Consulting Co., Ltd. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries and our affiliated entity to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

Fluctuation in the value of RMB may have a material adverse effect on your investment.

The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Our revenues and costs are mostly denominated in RMB, while a significant portion of our financial assets are denominated in U.S. dollars. We rely entirely on fees paid to us by our affiliated entity in China. Any significant fluctuation in value of RMB may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our stock in U.S. dollars. For example, an appreciation of RMB against the U.S. dollar would make any new RMB denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into RMB for such purposes. An appreciation of RMB against the U.S. dollar would also result in foreign currency translation losses for financial reporting purposes when we translate our U.S. dollar denominated financial assets into RMB, as RMB is our reporting currency.

We face risks related to health epidemics and other outbreaks.

Our business could be adversely affected by the effects of SARS or another epidemic or outbreak. China reported a number of cases of SARS in April 2004. Any prolonged recurrence of SARS or other adverse public health developments in China may have a material adverse effect on our business operations. For instance, health or other government regulations adopted in response may require temporary closure of our production facilities or of our offices. Such closures would severely disrupt our business operations and adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of SARS or any other epidemic.

Risks Related to Our Corporate Structure

In order to comply with PRC laws limiting foreign ownership of Chinese companies, we conduct our business in the PRC through the Chuming Group by means of certain ownership arrangements. If the PRC government determines that these ownership arrangements do not comply with applicable regulations, our business could be adversely affected and we could be subject to sanctions.

As a result of the reverse takeover transaction disclosed elsewhere in this Current Report on Form 8-K, we own 100% of the equity interest in Precious Sheen Investments Limited, a British Virgin Islands company (“PSI”). PSI owns 100% of the equity in Dalian Precious Sheen Investments Consulting Co., Ltd., a wholly foreign owned enterprise in the People’s Republic of China (“Chuming”). Chuming is a holding company for the following three operating subsidiaries: (i) Dalian Chuming Slaughter and Packaging Pork Company Ltd., (ii) Dalian Chuming Processed Foods Company Ltd., and (iii) Dalian Chuming Sales Company Ltd., each of which is a limited liability company headquartered in, and organized under the laws of, China (collectively, the “Chuming Operating Subsidiaries”). Throughout this Form 8-K, PSI, Chuming and the Chuming Operating Subsidiaries are sometimes collectively referred to as the “Chuming Group.”

The PRC government restricts foreign investment in businesses in China. Accordingly, we operate our business in China through the Chuming Group. The Chuming Group holds the licenses and approvals necessary to operate our business in China. We have ownership arrangements with the Chuming Group and its shareholders that allow us to substantially control the Chuming Group.

Although we believe we comply with current PRC regulations, we cannot assure you that the PRC government would agree that these operating arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. If in the future the PRC government determines that we do not comply with applicable PRC law, it could impose fines on our PRC shareholders, and in extreme cases, the PRC government could take steps to revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, require us to restructure our operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may limit our ability to acquire PRC companies and adversely affect the implementation of our strategy as well as our business and prospects.

The PRC State Administration of Foreign Exchange, or SAFE, issued a public notice in January 2005 concerning foreign exchange regulations on mergers and acquisitions in China. The public notice states that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to strict examination by the relevant foreign exchange authorities. The public notice also states that the approval of the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of a PRC company’s assets or equity interests to foreign entities, such as us, for equity interests or assets of the foreign entities.

In April 2005, SAFE issued another public notice further explaining the January notice. In accordance with the April notice, if an acquisition of a PRC company by an offshore company controlled by PRC residents has been confirmed by a Foreign Investment Enterprise Certificate prior to the promulgation of the January notice, the PRC residents must each submit a registration form to the local SAFE branch with respect to their respective ownership interests in the offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transactions or use of assets in China to guarantee offshore obligations.

On May 31, 2007, SAFE issued another official notice known as "Circular 106," which requires the owners of any Chinese company to obtain SAFE’s approval before establishing any offshore holding company structure for foreign financing as well as subsequent acquisition matters in China.

If we decide to acquire a PRC company, we cannot assure you that we or the owners of such company, as the case may be, will be able to complete the necessary approvals, filings and registrations for the acquisition. This may restrict our ability to implement our acquisition strategy and adversely affect our business and prospects. In addition, if such registration cannot be obtained, our company will not be able to receive dividends declared and paid by our subsidiaries in the PRC and may be forbidden from paying dividends for profit distribution or capital reduction purposes.

Chuming is subject to restrictions on making payments to us.

We are a holding company incorporated in the State of Nevada and do not have any assets or conduct any business operations other than our investment in Chuming and their operating subsidiaries in China. As a result of our holding company structure, we rely entirely on payments or dividends from Chuming for our cash flow to fund our corporate overhead and regulatory obligations. The PRC government also imposes controls on the conversion of Renminbi into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. Further, if our subsidiaries in China incur debt on their own in the future, the instruments governing the debt may restrict their ability to make payments. If we are unable to receive all of the revenues from our operations through these contractual or dividend arrangements, we may be unable to pay dividends on our shares of common stock.

Risk Relating to an Investment in Our Securities

Generally, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide or may be unable due to pay any dividends. We intend to retain all earnings for our company’s operations.

The application of the “penny stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

As long as the trading price of our common shares is below $5 per share, the open-market trading of our common shares will be subject to the “penny stock” rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of US$1,000,000 or annual income exceeding US$200,000 or US$300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common stock, and may result in decreased liquidity for our common stock and increased transaction costs for sales and purchases of our common stock as compared to other securities.

Our common stock is thinly traded and, you may be unable to sell at or near “ask” prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained. However, we do not rule out the possibility of applying for listing on the Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market (the “Nasdaq Markets”), or other exchanges. Our common stock has historically been sporadically or “thinly-traded” on the “Over-the-Counter Bulletin Board,” meaning that the number of persons interested in purchasing our common stock at or near bid prices at any give time may be relatively small or nonexistent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-adverse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we become more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

The market price of our common stock is particularly volatile given our status as a relatively small company with a small and thinly traded “float” that could lead to wide fluctuations in our share price. The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. As noted above, our common stock is sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. The following factors also may add to the volatility in the price of our common stock: actual or anticipated variations in our quarterly or annual operating results; adverse outcomes; additions to or departures of our key personnel, as well as other items discussed under this “Risk Factors” section, as well as elsewhere in this Report. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain its current market prices, or as to what effect the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price. However, we do not rule out the possibility of applying for listing on the Nasdaq Markets or another exchange.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through pre-arranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Volatility in our common stock price may subject us to securities litigation.

The market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect our share price will be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Legislative actions, higher insurance costs and potential new accounting pronouncements may impact our future financial position and results of operations.

There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory rulings that will have an impact on our future financial position and results of operations. The Sarbanes-Oxley Act of 2002 and other rule changes, as well as proposed legislative initiatives following the Enron bankruptcy, are likely to increase general and administrative costs and expenses. In addition, insurers are likely to increase premiums as a result of high claims rates over the past several years, which we expect will increase our premiums for insurance policies. Further, there could be changes in certain accounting rules. These and other potential changes could materially increase the expenses we report under generally accepted accounting principles, and adversely affect our operating results.

Past activities of our company and its affiliated may lead to future liability for our company.

Prior to our acquisition of Chuming in December 2007, we engaged in businesses unrelated to our current operations. Although certain previously controlling shareholders of our company are providing certain indemnifications against any loss, liability, claim, damage or expense arising out of or based on any breach of or inaccuracy in any of their representations and warranties made regarding such acquisition, any liabilities relating to such prior business against which we are not completely indemnified may have a material adverse effect on our company.

Future sales of shares of our common stock may decrease the price for such shares.

Actual sales, or the prospect of sales by our shareholders, may have a negative effect on the market price of the shares of our common stock. We may also register certain shares of our common stock that are subject to outstanding convertible securities, if any, or reserved for issuance under our stock option plans, if any. Once such shares are registered, they can be freely sold in the public market upon exercise of the options. If any of our shareholders either individually or in the aggregate cause a large number of securities to be sold in the public market, or if the market perceives that these holders intend to sell a large number of securities, such sales or anticipated sales could result in a substantial reduction in the trading price of shares of our common stock and could also impede our ability to raise future capital.

Mergers of the type we just completed with Chuming are often heavily scrutinized by the SEC and we may encounter difficulties or delays in obtaining future regulatory approvals.

Historically, the Securities and Exchange Commission and Nasdaq have not generally favored transactions in which a privately-held company merges into a largely inactive company with publicly traded stock, and there is a significant risk that we may encounter difficulties in obtaining the regulatory approvals necessary to conduct future financing or acquisition transactions, or to eventually achieve a listing of shares on one of the Nasdaq stock markets or on a national securities exchange. On June 29, 2005, the SEC adopted rules dealing with private company mergers into dormant or inactive public companies. As a result, it is likely that we will be scrutinized carefully by the SEC and possibly by the Financial Industry Regulatory Authority or Nasdaq, which could result in difficulties or delays in achieving SEC clearance of any future registration statements or other SEC filings that we may pursue, in attracting FINRA-member broker-dealers to serve as market-makers in our common stock, or in achieving admission to one of the Nasdaq stock markets or any other national securities market. As a consequence, our financial condition and the value and liquidity of your shares of our common stock may be negatively impacted.

Our corporate actions are substantially controlled by our principal shareholders and affiliated entities.

Our principal shareholders and their affiliated entities will own approximately 69.5% of our outstanding ordinary shares, representing approximately 69.5% of our voting power. These shareholders, acting individually or as a group, could exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions. In addition, because of the percentage of ownership and voting concentration in these principal shareholders and their affiliated entities, elections of our board of directors will generally be within the control of these shareholders and their affiliated entities. While all of our shareholders are entitled to vote on matters submitted to our shareholders for approval, the concentration of shares and voting control presently lies with these principal shareholders and their affiliated entities. As such, it would be difficult for shareholders to propose and have approved proposals not supported by management. There can be no assurances that matters voted upon by our officers and directors in their capacity as shareholders will be viewed favorably by all shareholders of our company.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our articles of incorporation contain specific provisions that eliminate the liability of our directors for monetary damages to our company and shareholders, and we are prepared to give such indemnification to our directors and officers to the extent provided by Nevada law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and shareholders.

The market price for our stock may be volatile.

The market price for our stock may be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;
•	changes in financial estimates by securities research analysts;
•	conditions in agricultural markets;
•	changes in the economic performance or market valuations of other meat processing companies;
•	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	addition or departure of key personnel;
•	fluctuations of exchange rates between RMB and the U.S. dollar;
•	intellectual property litigation;
•	general economic or political conditions in China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our stock.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our shareholders.

We believe that our current cash and cash equivalents, anticipated cash flow from operations and the net proceeds from a recent offering will be sufficient to meet our anticipated cash needs for the near future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize consolidated financial data regarding the business of the Company and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated pro forma financial statements of the Company and the related notes included with those financial statements. The summary consolidated financial information as of September 30, 2007 and 2006 (unaudited), and for the years ended December 31, 2006, 2005 and 2004 have been derived from our pro forma consolidated financial statements for Precious Sheen Investments Limited and subsidiaries. All monetary amounts are expressed in U.S. Dollars unless otherwise indicated.

	Twelve Months Ended December 31,			Nine Months Ended September 30,
	2006	2005	2004	2007	2006
	(audited)	(audited)	(audited)	(unaudited)	(unaudited)
Income statement data:
Sales	70,396,439	54,119,895	654,749	89,718,841	50,205,347
Cost of Sales	57,794,853	45,284,186	711,473	74,966,451	40,720,510
Gross Profit	12,601,586	8,835,709	(56,724)	14,752,390	9.484,837
Total Operating Expenses	2,891,671	1,647,405	402,373	4,544,534	2,004,557
Operating Income	9,909,915	7,188,304	(459,097)	10,207,856	7,480,280
Total Other Income (Expenses)	(1,583,155)	(1,008,248)	5,164,941	(1,159,765)	(1,144,515)
Earnings Before Tax	8,126,760	6,180,056	4,705,844	9,048,091	6,335,765
Income Tax / Deferred Benefit	1,609	(191,284)	66,403	749,504	1,201
Net Income	8,128,369	5,988,772	4,772,247	8,298,587	6,336,966
Basic and Diluted Earnings Per Share (in US$)	0.28	0.20	0.16	0.28	0.21

Weighted Average Number of Shares Outstanding	30,000,000	30,000,000	30,000,000	30,000,000	30,000,000

Footnotes

The reverse take-over transaction under the Exchange Agreement is deemed to be a reverse acquisition, where the Company (the legal acquirer) is considered the accounting acquiree and PSI (the legal acquiree) is considered the accounting acquirer. Certain pro forma financial information for the Exchange Transaction is included in Exhibit 99.3 of this Report.

Balance Sheet Data at September 30, 2007 (unaudited)

At September 30, 2007
(unaudited)

Balance sheet data:
Current Assets
Cash	$2,457,434
Subscription Receivable	-
Accounts Receivable	772,289
Other Receivable	1,246,220
Related Party Receivable	25,957,198
Inventory	2,389,755
Advance to Suppliers	207,357
Prepaid Expenses	146,138
Deferred Tax Asset	597,227
Total Current Assets:	33,773,618

Non-Current Assets
Property, Plant & Equipment, net	$24,582,707
Land Use Rights, net	12,567,957
Construction in Progress	901,621
Other Assets	31,736
Total Assets:	71,857,639

Current Liabilities
Bank Loans & Notes	$5,919,442
Accounts Payable	3,661,530
Accrued Liabilities	1,506,702
Taxes Payable	4,768,784
Other Payable	1,166,630
Customer Deposits	3,333,835
Total Current Liabilities	20,356,923

Long Term Liabilities
Bank Loans	18,622,965
Total Liabilities	38,979,888

Stockholders' Equity
Common Stock (30,000,000 shares registered issued and outstanding)	3,543,264
Statutory Reserve	1,590,031
Retained Earnings	25,672,939
Accumulated Other Comprehensive Income	2,071,517
32,877,751

Total Liabilities and Equity	$71,857,639

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition of Chuming for the fiscal years ended December 31, 2006, 2005 and 2004 and for the nine months ended September 30, 2007 should be read in conjunction with the Selected Consolidated Financial Data, the PSI  financial statements, and the notes to those financial statements that are included elsewhere in this Current Report on Form 8-K. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this Form 8-K. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

OVERVIEW

We are a meat processing company that specializes in pork and pork products. We have a unique wholesale and retail distribution model and sell directly to over 7,600 retail outlets, including supermarkets and hypermarkets across Northeast China.

Dalian Precious Sheen Investments Consulting Co., Ltd. (“Chuming”) is our holding company established in the People’s Republic of China (the “PRC” or “China”) formed for the purpose of providing a group structure to enhance the viable capacity of our three PRC operating subsidiaries (collectively, the “Chuming Operating Subsidiaries”):

1.	Dalian Chuming Slaughter and Packaging Pork Company Ltd., whose primary business activity is acquiring, slaughtering and packaging of pork and cattle;

2.	Dalian Chuming Processed Foods Company Ltd., whose primary business activity is the processing of raw and cooked meat products; and

3.	Dalian Chuming Sales Company Ltd., which is responsible for Chuming’s sales, marketing and distribution operations.

The Chuming Operating Subsidiaries are spun off constituents of Chuming’s former parent company, Dalian Chuming Group Co., Ltd. Chuming’s primary business activities are the production and packing of fresh pork and also production of processed meat products for distribution and sale to clients throughout the PRC. Chuming is headquartered in the City of Dalian, Liaoning Province of China. Chuming was incorporated in China as wholly foreign owned enterprise on in December 2007.

On December 31, 2007, the Company acquired all of the outstanding shares of PSI in exchange for the issuance by the Company of 16,850,000 restricted shares of our common stock to the shareholders of PSI, which represented approximately 97.55% of the then-issued and outstanding common stock of the Company (excluding the shares issued in the Financing). As a result of this reverse take-over transaction, PSI became the Company’s wholly owned subsidiary and the Company acquired the business and operations of the Chuming Group. See Item 1.01 of this Form 8-K for additional details regarding the reverse take-over transaction.

Concurrently with the closing of the Share Exchange transaction, on December 31, 2007 we raised $17,000,000 in a private placement by issuing 3,863,635 shares of our common stock to investors at $4.40 per share. See Item 1.01 of this Form 8-K for additional details regarding this equity financing.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our management’s discussion and analysis of our financial condition and results of operations are based on our combined financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to our combined financial statements appearing at Exhibits 99.1 and 99.2, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis:

Method of Accounting

We maintain our general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by us conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

Principles of Consolidation

The consolidated financial statements, which include the Company and its subsidiaries, are compiled in accordance with generally accepted accounting principles in the United States of America. All significant inter-company accounts and transactions have been eliminated. The consolidated financial statements include 100% of assets, liabilities, and net income or loss of those wholly-owned subsidiaries.

We own three operating subsidiaries since inception. As of December 31, 2006, the detailed identities of the consolidating subsidiaries are as follows:

Name of Company	Place of Incorporation	Attributable Equity Interest	Registered Capital

Dalian Chuming Slaughter and Packaging Pork Company Ltd.	PRC	100%	RMB 10,000,000

Dalian Chuming Processed Foods Company Ltd.	PRC	100%	RMB 5,000,000

Dalian Chuming Sales Company Ltd.	PRC	100%	RMB 5,000,000

The consolidation of these operating subsidiaries into a newly formed holding company i.e. the “Company” is permitted by United States GAAP: ARB51 paragraph 22 and 23.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ materially from these estimates.

Accounts Receivable

The Company extends unsecured, non interest bearing credit to its customers; accordingly, the Company carries an allowance for doubtful accounts, which is an estimate, made by management. Management makes its estimate based on prior experience rates and assessment of specific outstanding customer balances. Management must approve credit extended to new customers who have met the criteria of the Company’s credit policy.

Inventory Carrying Value

Inventory, consisting of raw materials in the form of livestock, work in progress, and finished products, is stated at the lower of cost or market value. Finished products are comprised of direct materials, direct labor and an appropriate proportion of overhead. Periodic evaluation is made by management to identify if inventory needs to be written down because of damage, or spoilage. Cost is computed using the weighted average method.

Property, Plant, and Equipment

Property, Plant, and Equipment are stated at cost. Repairs and maintenance to these assets are charged to expense as incurred; major improvements enhancing the function and/or useful life are capitalized. When items are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gains or losses arising from such transactions are recognized.

Construction in progress represents the direct costs of design, acquisition, and construction of buildings, building improvements and land improvements. Capitalization of these costs ceases when substantially all activities necessary to prepare the assets for their intended use are completed. At such point, construction in progress is transferred to its respective asset classification. No depreciation is provided until it is completed and ready for intended use.

Property and equipment are depreciated using the straight-line method over their estimated useful life with a 5% salvage value. Their useful lives are as follows:

Fixed Asset Classification	Useful Life
Land Improvements	10 years
Buildings	20 years
Building Improvements	10 years
Manufacturing Machinery & Equipment	10 years
Office Equipment	5 years
Furniture & Fixtures	5 years
Vehicles	5 years

Land Use Rights

Land Use Rights are stated at cost less accumulated amortization. Amortization is provided over its useful life, using the straight-line method. The useful life of the land use right is 50 years.

Accounting for Impairment of Assets

The Company reviews the recoverability of its long-lived assets, such as property and equipment, when events or changes in circumstances occur that indicate the carrying value of the asset group may not be recoverable. The assessment of possible impairment is based on the Company’s ability to recover the carrying value of the asset from the expected future cash flows, undiscounted and without interest charges, of the related operations. If these cash flows are less than the carrying value of such assets, an impairment loss is recognized for the difference between estimated fair value and carrying value. The measurement of impairment requires management to estimate future cash flows and the fair value of long-lived assets.

Statutory Reserve

Statutory reserve refers to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and, are to be used to expand production or operations. PRC laws prescribe that an enterprise operating at a profit, must appropriate, on an annual basis, from its earnings, an amount to the statutory reserve to be used for future company development. Such an appropriation is made until the reserve reaches a maximum equalling 50% of the enterprise’s capital.

Other Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Company’s current component of other comprehensive income is the foreign currency translation adjustment.

Recognition of Revenue

Revenue from the sale of pork products, etc., is recognized on the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and the title has passed.

Income Taxes

We account for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire we are able to realize their benefits, or that future realization is uncertain.

We are operating in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is 33%.

Economic and Political Risks

Our operations are conducted in the PRC. Accordingly, our business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

Foreign Currency Translation

We maintain our financial statements in the functional currency. The functional currency of the Company is the Renminbi (RMB). Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, our financial statements which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and shareholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of shareholders’ equity.

Exchange Rates	2006	2005	2004

Year end RMB: US$ exchange rate	7.81750	8.07340	8.28650
Average yearly RMB: US$ exchange rate	7.98189	8.20329	8.28723

RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

Earnings Per Share

Basic earnings per share is computed by dividing net income by the weighted average number of ordinary shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the sum of the weighted average number of ordinary shares outstanding and dilutive potential ordinary shares during the years. During the years ended 2004, 2005, and 2006, no dilutive potential ordinary shares were issued.

We compute earnings per share (“EPS”) in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per share” (“SFAS No. 128”), and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). SFAS No. 128 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as the income or loss available to common shareholders divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Recent Accounting Pronouncements

In May 2005, the FASB issued a SFAS 154, “Accounting Changes and Error Corrections” to replace APB Opinion No. 20, “Accounting Changes” and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements” requiring retrospective application to prior periods financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS 154 requires the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. The effective date for this statement is for accounting changes and corrections of errors made in fiscal year beginning after December 15, 2005.

In February 2006, the FASB issued a SFAS 155, “Accounting for Certain Hybrid Financial Instruments” to amend FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation and eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006.

In July 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Company recognizes in its consolidated financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for the Company on January 1, 2007, with the cumulative effect of the change in accounting principle, if any, recorded as an adjustment to opening retained earnings.

In September 2006, the FASB issued SFAS 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal year beginning after November 15, 2007, and interim periods within those fiscal years.

In September 2006, the SEC issued SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of the Company’s financial statements and the related financial statement disclosures. SAB No.108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transition provisions of SAB No. 108 permits existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings.

In February 2007, the Financial Accounting Standards Board issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of SFAS 115 (SFAS No. 159), which allows for the option to measure financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. The objective of SFAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply hedge accounting provisions. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of SFAS No. 159 on our consolidated financial statements.

RESULTS OF OPERATIONS

Comparison of Years Ended December 31, 2006 and December 31, 2005.

The following table sets forth the results of our operations for the periods indicated as a percentage of net sales:

	Year Ended		Year Ended
	December 31,	% of	December 31,	% of
	2006	Sales	2005	Sales
Sales	$70,396,439	100.00%	$54,119,895	100.00%

Cost of Sales	57,794,853	82.10%	45,284,186	83.67%

Gross Profit	12,601,586	17.90%	8,835,709	16.33%

Selling Expenses	1,556,805	2.21%	711,226	1.31%

General & Administrative Expenses	1,334,866	1.90%	936,179	1.73%

Total operating Expense	2,891,671	4.11%	1,647,405	3.04%

Operating Income / (Loss)	9,709,915	13.79%	7,188,304	13.28%

Other Income (Expense)	(1,583,155)	-2.25%	(1,008,248)	-1.86%

Earnings Before Tax	8,126,760	11.54%	6,180,056	11.42%

(Income Tax Expense) / Differed Tax Benefit	1,609	0.00%	(191,284)	-0.35%

Net Income	$8,128,369	11.55%	$5,988,772	11.07%

Basic and Diluted Earnings Per Share	0.28		0.20

Weighted Average Shares Outstanding	30,000,000		30,000,000

Sales. Our sales include revenues from sales of our Fresh Pork, Frozen Pork, and Processed Food Products. During the year ended December 31, 2006, we had sales of $70,396,439 as compared to sales of $54,119,895 for the year ended December 31, 2005, an increase of approximately 30.07%. This increase is attributable to an increase in the sale of Fresh Pork of $9,354,422 or 26%, from $36,684,253 in 2005 to $46,038,675 in 2006, an increase in the sale of Frozen Pork of $1,918,527 or 37%, from $5,309,877 to $7,228,405, and an increase in the sale of Processed Food Products of $5,003,594 or 42%, from $12,125,765 to $17,129,359 for the years then ended.

Cost of Sales. Cost of sales for 2006 increased $12,510,667 or 28%, from $45,284,186 for the year ended December 31, 2005 to $57,794,853 for the year ended December 31, 2006. The increase in our cost of revenues for our various product categories is summarized as follows:

Due to an increase in manufacturing efficiencies, cost of sales reduced as a percentage of sales.

		% of		% of
	2006	Sales	2005	Sales
Fresh Pork	$36,015,632	51.16%	$29,609,886	54.71%
Frozen Pork	4,855,542	6.90%	3,779,626	6.98%
Processed Food Products	16,923,679	24.04%	11,894,674	21.98%

Total Cost of Sales	$57,794,853	82.10%	$45,284,186	83.67%

Gross Profit. Gross profit was $12,601,586 for the year ended December 31, 2006 as compared to $8,835,709 for the year ended December 31, 2005, representing gross margins of approximately 17.90% and 16.33% of sales, respectively. The increase in our gross profit was mainly due to manufacturing efficiencies.

Selling Expenses. Selling expenses totaled $1,556,805 for the year ended December 31, 2006, as compared to $711,226 for the year ended December 31, 2005, an increase of $845,579 or 119%. This increase is primarily attributable to new business development.

General and Administrative Expenses. General and Administrative Expenses totaled $1,334,866 for the year ended December 31, 2006 as compared to $936,179 for the year ended December 31, 2005, an increase of $398,687 or 43%. This increase is primarily attributable to a larger operation.

Other Income (Expense). Our other income (expense) consisted of Interest Income, Other Expenses, and Interest Expense. We had total Other Expense of $1,583,155 for the year ended December 31, 2006 as compared to $1,008,248 for the year ended December 31, 2005, an increase of $574,907 or 57%. The increase in other expenses is mainly due to an increase of Interest Expense of $486,821 or 50.17%, from $970,383 at the year ended December 31, 2005 to $1,457,204 at the year ended December 31, 2006.

Net Income. Our net income for the year ended December 31, 2006 was $8,128,369 as compared to $5,988,772 for the year ended December 31, 2005. The increase in net income is basically attributable to increase of sales volume. Our management believes that net income will continue to increase due to continued growth in business and continued higher manufacturing efficiencies.

Comparison of Years Ended December 31, 2005 and December 31, 2004.

The following table sets forth the results of our operations for the periods indicated as a percentage of net sales:

	Year Ended December 31, 2005	% of Sales	Year Ended December 31, 2004	% of Sales

Sales	54,119,895	100.00%	654,749	100.00%

Cost of Sales	45,284,186	83.67%	711,473	108.66%

Gross Profit	8,835,709	16.33%	(56,724)	-8.66%

Selling Expenses	711,226	1.31%	14,109	2.15%

General and Administrative Expenses	936,179	1.73%	388,264	59.30%

Total operating Expense	1,647,405	3.04%	402,373	61.45%

Operating Income/(Loss)	7,188,304	13.28%	(459,097)	-70.12%

Other Income (Expense)	(1,008,248)	-1.86%	5,164,941	788.84%

Earnings Before Tax	6,180,056	11.42%	4,705,844	718.72%

(Income Tax Expense)/Deferred Tax Benefit	(191,284)	-0.35%	66,403	10.14%

Net Income	5,988,772	11.07%	4,772,247	728.87%

Basic and Diluted Earnings Per Share	0.20	0.00%	0.16	0.00%

Weighted Average Shares Outstanding	30,000,000	55.43%	30,000,000	4581.91%

Sales. Our sales include revenues from sales of our Fresh Pork, Frozen Pork, and Processed Food Products. During the year ended December 31, 2005. We had sales of $54,119,895 as compared to sales of $654,749 for the year December 31, 2004, an increase of approximately 8,166%. This increase is attributable to an increase in the sale of Fresh Pork of $36,099,228 or 6,171% from $585,025 in 2004 to $36,684,253 in 2005, an increase in the sale of Frozen Pork of $5,240,153 or 7,516% from $69,724 to $5,309,877 and an increase in the sale of Proceed Food Products of $12,125,765 from $0 to $12,125,765. Since we started our production in 2004, there were small quantities of sales, but sales increased dramatically in 2005.

Cost of Sales. Cost of sales for 2005 increased $44,572,713 or 6,265%, from $711,473 for the year ended December 31, 2004 to $45,284,186 for the year ended December 31, 2005. The increase in our cost of revenues for our various product categories is summarized as follows:

	2005	% of Sales	2004	% of Sales
Fresh Pork	29,609,886	54.71%	598,253	91.37%
Frozen Pork	3,779,626	6.98%	113,220	17.29%
Processed Food Products	11,894,674	21.98%	0	0.00%
Total Cost of Sales	45,284,186	83.67%	711,473	108.66%

Due to an increase in manufacturing efficiencies, cost of sales reduced as a percentage of sales. We unusually had more cost of sales than sales in 2004 because of our initial operation startup cost.

Gross Profit. Gross profit was $8,835,709 for the year ended December 31, 2005 as compared to gross loss of $56,724 for the year ended December 31, 2004, representing gross margins of approximately 16.33% and gross loss of 8.66% of sales, respectively. The increase in our gross profit was mainly due to an increase in sales and manufacturing efficiencies.

Selling Expenses. Selling expenses totaled $711,226 for the year ended December 31, 2005, as compared to $14,109 for the year ended December 31, 2004, representing a dramatic increase in operating process from the elevated business development.

General and Administrative Expenses. General and Administrative Expenses totaled $936,179 for the year ended December 31, 2005 as compared to $388,264 for the year ended December 31, 2004, an increase of $547,915 or 141%. This increase is primarily attributable to a larger operation.

Other Income (Expense). Our other income (expense) consisted of other income, interest income, other expenses, and interest expense. We had total net other expenses of $1,008,248 for the year ended December 31, 2005 as compared to total net other income of $5,164,941 for the year ended December 31, 2004. The increase in other expenses in mainly due to an increase in other expenses of $38,905 and interest expense of $860,023 due to an increase in borrowings. The increase in other income in 2004 resulted from two subsidies provided by the Wa Fang Dian Industrial District Construction Administration.

Net Income. Our net income for the year ended December 31, 2005 was $5,988,772 as compared to $4,772,247 for the year ended December 31, 2004. The increase in net income is attributable to increased sales volume and lower average costs from manufacturing efficiencies.

Comparison of Nine Month Periods Ended September 30, 2007 and September 30, 2006.

The following table sets forth the results of our operations for the periods indicated:

	Nine Months Ended September 30,	% of	Nine Months Ended September 30,	% of
	2007	Sales	2006	Sales
Sales	$89,718,841	100%	$50,205,347	100%

Cost of Sales	74,966,451	-83.56%	40,720,510	-81.11%

Gross Profit	14,752,390	16.44%	9,484,837	18.89%

Selling Expenses	3,397,046	-3.79%	1,077,877	-2.14%

General and Administrative Expenses	1,147,488	-1.28%	927,680	-1.85%

Total operating Expense	4,544,534	-5.07%	2,004,557	-3.99%

Operating Income/(Loss)	10,207,856	11.38%	7,480,280	14.90%

Other Income (Expense)	(1,159,765)	-1.29%	(1,144,515)	-2.28%

Earnings Before Tax	9,048,091	10.08%	6,335,765	12.62%

(Income Tax Expense)/Deferred Tax Benefit	(749,504)	-0.84%	1,201	0.00%

Net Income	$8,298,587	9.25%	$6,336,966	12.62%

Basic and Diluted Earnings Per Share	0.28%		0.21%

Weighted Average Shares Outstanding	30,000,000%		30,000,000%

Sales. Our sales include revenues from sales of our fresh pork and processed meat products. During the nine months ended September 30, 2007, we had sales of $89,718,841 as compared to sales of $50,205,347 for the nine months ended September 30, 2006, an increase of approximately 78.70%.

Cost of Sales. Cost of sales increased $34,245,941 or 84.10%, from $40,720,510 for the nine months ended September 30, 2006, to $74,966,451 for the nine months ended September 30, 2007. The increase in our cost of revenues for our various product categories is summarized as follows:

	Nine Months Ended	% of	Nine Months Ended	% of
	September 30, 2007	Sales	September 30, 2006	Sales
Fresh Pork	$65,662,675	73.19%	$35,740,387	71.19%
Frozen Pork	3,340,897	3.72%	1,842,489	3.67%
Processed Food Products	5,962,879	6.65%	3,137,634	6.25%

Total Cost of Sales	$74,966,451	83.56%	$40,720,510	81.11%

Due to an increase in manufacturing efficiencies, cost of sales reduced as a percentage of sales.

Gross Profit. Gross profit was $14,752,390 for the year ended September 30, 2007 as compared to $9,484,837 for the year ended September 30, 2006, representing gross margins of approximately 16.44% and 18.89% of sales, respectively. The increase in our gross profit was mainly due to an increase in manufacturing efficiencies.

Selling Expenses. Selling expenses totaled $3,397,046 for the year ended September 30, 2007, as compared to $1,077,877 for the year ended September 30, 2006, an increase of $2,319,169 or 216%. This increase is primarily attributable to the expansion of business development.

General and Administrative Expenses. General and Administrative Expenses totaled $ 1,147,488 for the year ended September 30, 2007 as compared to $926,680 for the year ended September 30, 2006, an increase of $220,808 or 24%. This increase is primarily attributable to a larger operation.

Other Income (Expense). Our other income (expense) consisted of Interest Income, Other Expenses, and Interest Expense. We have total Other Expense of $1,159,765 for the year ended September 30, 2007 as compared to $1,144,515 for the year ended September 30, 2006, an increase of $15,250 or 1.33%. The increase in other expenses is mainly due to an increase of Interest Expense of $29,547 or 3%, from $1,089,221 at the year ended September 30, 2007 to $1,059.674 at the year ended September 30, 2006.

Net Income. Our net income for the year ended September 30, 2007 was $8,298,587 as compared to $6,336,966 for the year ended September 30, 2006. The increase in net income is attributable to increased sales volume. Our management believes that net income will continue to increase due to continued increases in sales and continued manufacturing operating efficiencies.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

Twelve Months Ended December 31, 2006

Net cash outflow used in operating activities was $7,117,062 in fiscal 2006 and while net cash inflow provided by operating activities was $18,928,923 in fiscal 2005. The increase in net cash flow provided by operating activities in fiscal 2006 having a net cash outflow was because cash paid to suppliers and employees experience a big increase during the year.

Net cash flow used in investing activities was $1,920,586 for fiscal 2006 and compared to net cash used in investing activities of $11,453,481 in fiscal 2005. For the year ended December 31, 2006, the big decrease in net cash outflow was because of a big reduction of capital expenditure paid to plant and equipment.

Net cash flow used in financing activities was $1,753,971 in fiscal 2006 as compared to net cash provided by financing activities of $2,496,786 for fiscal 2005. For the year ended December 31, 2006, the decrease of net cash provided by financing activities was because bank borrowings decreased in 2006.

Nine Months Ended September 30, 2007

Net cash inflow provided by operating activities was $3,436,183 in the nine months ended September 30, 2007, while net cash outflow used in operating activities was $7,117,062 at December 31, 2006. The increase in cash inflow during the nine months ended September 30, 2007 was due to more cash received from customers.

Net cash outflow used in investing activities was $4,177,864 for in the nine months ended September 30, 2007 and compared to net cash outflow used in investing activities of $1,920,586 at December 31, 2006. The increase in cash outflow during the nine months ended September 30, 2007 was due to the purchase of Land Use Rights.

Net cash outflow used in financing activities was $1,302,803 in the nine months ended September 30, 2007 as compared to net cash inflow provided by financing activities of $1,753,971 at December 31, 2006. The increase in cash outflow during the nine months ended September 30, 2007 was due to funds disbursed to repay bank borrowings rather than obtaining loans in the prior period.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our consolidated financial position, results of operations, and cash flows.

The following tables summarize our contractual obligations as of September 30, 2007, and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

Payments Due by Period
	Total	Less than 1 year	1-3 Years	3-5 Years	5 Years +

Contractual Obligations :
Bank Indebtedness	$25,107,162	$1,279,181	$12,315,349	$7,675,088	$3,837,544
Other Indebtedness	$-	$-	$-	$-	$-
Capital Lease Obligations	$-	$-	$-	$-	$-
Operating Leases	$-	$-	$-	$-	$-
Purchase Obligations	$-	$-	$-	$-	$-
Total Contractual Obligations:	$25,107,162	$1,279,181	$12,315,349	$7,675,088	3,837,544

Off-balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Related Party Transactions

For a description of our related party transactions, see the section of this Current Report entitled “Certain Relationships and Related Transactions.”

Quantitative and Qualitative Disclosures about Market Risk

We do not use derivative financial instruments in our investment portfolio and have no foreign exchange contracts. Our financial instruments consist of cash and cash equivalents, trade accounts receivable, accounts payable and long-term obligations. We consider investments in highly liquid instruments purchased with a remaining maturity of 90 days or less at the date of purchase to be cash equivalents. However, in order to manage the foreign exchange risks, we may engage in hedging activities to manage our financial exposure related to currency exchange fluctuation. In these hedging activities, we might use fixed-price, forward, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges, as well as long-term structured transactions when feasible.

Interest Rates. Our exposure to market risk for changes in interest rates relates primarily to our short-term investments and short-term obligations; thus, fluctuations in interest rates would not have a material impact on the fair value of these securities. At September 30, 2007, we had approximately $ 2,457,434 in cash and cash equivalents. A hypothetical 10% increase or decrease in interest rates would not have a material impact on our earnings or loss, or the fair market value or cash flows of these instruments.

Foreign Exchange Rates. All of our sales and inputs are transacted in Renminbi (“RMB”). As a result, changes in the relative values of U.S. Dollars and RMB affect our reported levels of revenues and profitability as the results are translated into U.S. Dollars for reporting purposes. However, since we conduct our sales and purchase inputs in RMB, fluctuations in exchange rates are not expected to significantly affect our financial stability, or gross and net profit margins. We do not currently expect to incur significant foreign exchange gains or losses, or gains or losses associated with any foreign operations.

Our exposure to foreign exchange risk primarily relates to currency gains or losses resulting from timing differences between signing of sales contracts and settling of these contracts. Furthermore, we translate monetary assets and liabilities denominated in other currencies into RMB, the functional currency of our operating business. Our results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in our statement of shareholders’ equity. We recorded net foreign currency gains of $285,352 and $610,696 in 2005 and 2006, respectively. We have not used any forward contracts, currency options or borrowings to hedge our exposure to foreign currency exchange risk. We cannot predict the impact of future exchange rate fluctuations on our results of operations and may incur net foreign currency losses in the future. As our sales denominated in foreign currencies, such as RMB, continue to grow, we may consider using arrangements to hedge our exposure to foreign currency exchange risk.

Our financial statements are expressed in U.S. dollars but the functional currency of our operating subsidiary is RMB. The value of your investment in our stock will be affected by the foreign exchange rate between U.S. dollars and RMB. A decline in the value of RMB against the U.S. dollar could reduce the U.S. dollar equivalent amounts of our financial results, the value of your investment in our company and the dividends we may pay in the future, if any, all of which may have a material adverse effect on the price of our stock.

DESCRIPTION OF PROPERTY

Facilities

Our main facility and principal executive offices are located at No. 9, Xin Yi Street, Ganjingzi District, Dalian City, Liaoning Province, PRC 116039, which also serves as the headquarters for our food subsidiary and sales subsidiary. Our main facility is located on 95 acres in the industrial area of Dalian, where we have developed over 74,000 sq. ft. of factory floor. In addition to the Chuming corporate offices, we also own and maintain housing for up to 760 employees, and health maintenance facilities. Our slaughtering subsidiary’s principal facility is located at No.2026, Zhuanshi Street, Wafangdian Town, Dalian City, Liaoning Province, PRC.

We believe that these facilities are sufficient to house our company for at least the next 3 years, and we have the capacity to accommodate our projected long-term growth plans.

Land Lease on Main Facility and Other Company Offices

We have acquired the land use certificate for all 95 acres of land, which entitles Chuming to the right of use, and the right of disposing of the land and any commercial or residential buildings on the land.

We have also opened offices in eleven cities other than Dalian. We have entered leasing agreements for those office spaces for periods of between one and three years.

We have agreed to pay RMB1.2 million per year for 50 years for the land. Our average office lease is for RMB240 per square meter per year.

Real Property Rights

We have the following certificates on real property rights:

(i)	State Owned Land Use Right.

Item 1.

Certificate Number: Gan Guo Yong [2003] No. 04010
Site Number: 4-17-03-09
Issuing authority: The Government of Ganjingzi District of Dalian Municipal
User’s name: Dalian Chuming
Date of issuance: March 3, 2003
Location: Lizishan Village, Xinzhaizi County, Ganjingzi District, Dalian Municipal, Liaoning province, PRC.
Purpose of this Land Use Right: For industry use
Expiration date: March 20, 2053
Acreage: 106,466.00 sqm.
Type of this Right: Assigned by the Government of Dalian Municipal

Item 2.

Certificate Number: Gan Guo Yong [2003] No. 04009
Site Number: 4-17-03-10
Issuing authority: the Government of Ganjingzi District of Dalian Municipal
User’s name: Dalian Chuming
Date of issuance: March 3, 2003
Location: Lizishan Village, Xinzhaizi County, Ganjingzi District, Dalian Municipal, Liaoning province, PRC.
Purpose of this Land Use Right: For industry use
Expiration date: March 20, 2053
Acreage: 48,461.10 sqm.
Type of this Right: Assigned by the Government of Dalian Municipal

Item 2 above (Gan Guo Yong [2003] No. 04009) is pledged to the Bank of China, Liaoning Province Branch, with the term from December 14, 2006 to December 13, 2011.

(ii)	Real Property Ownership.

Our plant, warehouse and office building have all been completed, and we are in the process of filing the proper documentation with the local PRC government. The relevant certificates of Real Property Ownership will be available when our filing is complete.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership Prior To Change Of Control

The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 2007, for each of the following persons, prior to the transactions contemplated by the Exchange Agreement:

•	each of our directors and named officers prior to the Closing of the Exchange Agreement;

•	all of the directors and executive officers as a group prior to the Closing of the Exchange Agreement; and

•	each person who is known by us to own beneficially five percent or more of our common stock prior to the change of control transaction.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the shareholder’s name. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Energroup Holdings Corporation, 12890 Hilltop Road, Argyle, Texas 76226. The percentage of class beneficially owned set forth below is based on 422,756 shares of common stock outstanding on December 31, 2007.

Name of shareholder	Number of Shares beneficially owned	Percentage of class beneficially owned before the Transaction
Named executive officers and directors:
Timothy P. Halter (1)	347,827	82.3%

Other 5% Shareholders:
Halter Financial Investments, L.P. (2)	347,827	82.3%
Jenson Services, Inc. (3)	65,389	15.5%

All directors and executive officers as a group (one person)	347,827	82.3%

(1)
Shares are owned by Halter Financial Investments, L.P. of which TPH Capital, L.P. is a limited partner of which TPH Capital GP, LLC is the sole general partner. Timothy P. Halter is the sole member of TPH Capital GP, LLC.

(2)
Halter Financial Investments, L.P. is a Texas limited partnership in which Timothy P. Halter, David Brigante, Marat Rosenberg and George Diamond (or their affiliated entities) are general or limited partners, and each have voting power and investment power over the securities owned by Halter Financial Investments, L.P.

(3)
The address for this shareholder is 4685 S. Highland Drive, #202, Salt Lake City, UT 84117. The natural person with voting power and investment power over the securities owned by Jenson Services, Inc. is Duane Jenson.

Security Ownership After Change Of Control

The following table sets forth information regarding the beneficial ownership of our common stock as of January 1, 2008, for each of the following persons, after giving effect to the transaction under the Exchange Agreement:

•	each of our directors and each of the named executive officers in the “Management—Executive Compensation” section of this report;

•	all directors and named executive officers as a group; and

•	each person who is known by us to own beneficially five percent or more of our common stock after the change of control transaction.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the shareholder’s name. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Dalian Precious Sheen Investments Consulting Co., Ltd., No. 9, Xin Yi Street, Ganjingzi District, Dalian City, Liaoning Province, PRC 116039. The percentage of class beneficially owned set forth below is based on 21,136,391 shares of common stock outstanding on January 1, 2008.

	Common Stock Beneficially Owned
Named executive officers and directors:	Number of Shares beneficially owned		Percentage of class beneficially owned after the Transaction
Shi Huashan	14,688,948	(1)	69.5%
Wang Shu	0		0%
Chen Fuyuan	0		0%
Ma Fengqin	0		0%
Nestor Gounaris	0		0%
Wendy Li	0		0%
Matthew Dillon	0		0%
Wang Shuying	0		0%

All directors and executive officers as a group (8 persons)	14,688,948		69.5%

5% Shareholders:
Shine Gold Holdings Limited	10,690,668 (1)	50.6%
Shiny Snow Holdings Limited	1,948,890 (1)	9.2%
Smart Beat Limited	2,049,390 (1)	9.7%
Barry Kitt	2,045,455 (2)	9.7%

(1)
Shine Gold Holdings Limited, Shiny Snow Holding Limited, and Smart Beat Limited, are each a company organized under the laws of the British Virgin Islands (collectively, the “Shi Family Companies”). The registered address for the Shi Family Companies is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands. Mr. Shi Huashan and certain of his relatives (the “Shi Family”) have entered into trust agreements with three non-PRC individuals, under which the non-PRC individuals shall hold the shares of the Shi Family Companies as trustees for the benefit of the Shi Family. The natural persons with voting power and investment power on behalf of the Shi Family Companies are (i) Chong Shun, (ii) Kuo Ching Wan Amy, and (iii) Wey Meirong, respectively (collectively, the “Trustees”). As beneficiaries of the trust arrangements, members of the Shi Family have only economic rights with respect to the shares held by the Shi Family Companies. Mr. Shi Huashan and the Shi Family hereby disclaim beneficial ownership except to the extent of their pecuniary interest in the Company shares held by the Shi Family Companies.

(2)
Barry Kitt exercises investment discretion and control over the shares of common stock of the Company held by The Pinnacle Fund, L.P., a Texas limited partnership (“Pinnacle”) and Pinnacle China Fund, L.P., a Texas limited partnership (“Pinnacle China”). Pinnacle Advisers, L.P. (“Advisers”) is the general partner of Pinnacle. Pinnacle Fund Management, LLC (“Management”) is the general partner of Advisers. Mr. Kitt is the sole member of Management. Pinnacle China Advisers, L.P. (“China Advisers”) is the general partner of Pinnacle China. Pinnacle China Management, LLC (“China Management”) is the general partner of China Advisers. Kitt China Management, LLC (“China Manager”) is the manager of China Management. Mr. Kitt is the manager of China Manager. As of December 31, 2007, Pinnacle and Pinnacle China were the beneficial owners of 2,045,454 shares of Common Stock. Mr. Kitt may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Pinnacle and Pinnacle China. Mr. Kitt expressly disclaims beneficial ownership of all shares of Common Stock beneficially owned by Pinnacle and Pinnacle China.

DIRECTORS AND EXECUTIVE OFFICERS

Appointment of New Directors and Officers

In connection with the Exchange Transaction, Timothy P. Halter agreed to resign as a member of our board of directors, and we agreed to appoint seven new directors to our board of directors. The foregoing director resignation and appointments shall be effective 10 calendar days after the date we file with the Securities and Exchange Commission and transmit to holders of record of our securities the information required by Rule 14f-1 of the Securities Exchange Act of 1934, or on such earlier or later date as the Securities and Exchange Commission shall authorize pursuant to Rule 14f-1.

Furthermore, concurrent with the Closing of the Exchange Transaction, Timothy P. Halter resigned as our President, Secretary and Treasurer. Immediately following the resignation of Mr. Halter, we appointed three new executive officers. Descriptions of our newly appointed directors and officers can be found below in the section titled “Current Management.”

Current Management

The following table sets forth the names and ages of our directors, executive officers and significant employees as of the date of this Current Report on Form 8-K:

Name	Age	Position
Shi Huashan *	49	President, Chief Executive Officer and Chairman of the Board
Wang Shu *	33	Chief Financial Officer and Director
Chen Fuyuan *	43	Chief Operating Officer
Yan Jinglu	42	Marketing Director and General Manager of Sales Subsidiary
Chen Shujie	41	Vice General Manager - Dalian Chuming Sales Subsidiary
Cui Zhiqiang	38	General Manager - Dalian Chuming Foods Subsidiary
Ma Yongjun	42	General Manager - Dalian Chuming Meat Products Subsidiary
Sun Qiuye	33	Vice General Manager - Dalian Chuming Meat Products Subsidiary
Xu Liqin	38	Finance Director - Dalian Chuming Meat Products Subsidiary
Wang Suping	32	General Manager - Dalian Chuming Foods Subsidiary
Song Deqi	32	Vice General Manager - Dalian Chuming Foods Subsidiary
Ma Fengqin	45	Vice President and Director
Wang Shuying	57	Director
Matthew Dillon	47	Director
Wendy Li	47	Director
Nestor Gounaris	36	Director

* Denotes an executive officer.

Mr. Shi Huashan, age 49, is a graduate of Beijing Renwen University in Corporate Law, and the founder of Chuming. Mr. Shi Huashan has nearly 20 years of experience in the food industry. He established Dalian Chuming Industry Development Company in 1992, which started the Dalian Chuming Group Co., Ltd. From 1992 to present he has served as President and CEO of Chuming and the Dalian Chuming Group Co., Ltd. companies. In 2004, he was selected by the China Meats Association as one of the “Ten Most Influential Entrepreneurs in the China Meat Industry.” Mr. Shi Huashan is the current President of the Dalian Food Association. He is Chuming’s President, Chief Executive Officer, and Chairman of the Board of Directors.

Ms. Wang Shu, age 33, is a graduate of Liaoning University, with a major in accounting, Ms. Wang Shu has more than 11 years of experience in finance. From 1996 to 2001, she worked at Dalian Huaqiao House Development Company as its chief accountant. In 2001, she joined Dalian Chuming Group Co., Ltd., and in her present role serves as Chuming’s as Chief Financial Officer, and as a member of the Board of Directors.

Ms. Ma Fengqin, age 45, is a graduate of Dalian Electric Power Economic School, with a major in accounting. From 1990 to 1993, she worked at Dalian Thermo Engineering Company as its Chief Accountant. From 1992 to 2001, Ms. Ma served as Vice President of Dalian Chuming Industry Development Company. Since 2002 she has served as Chuming’s Vice President, and a member of the Board of Directors. Ms. Ma is married to Mr. Shi Huashan, Chairman of the Board of Directors.

Ms. Shuying Wang, age 57, member of the Chuming Board of Directors, served from 1996-2004 as Chief of the Dalian Planning Committee’s Agriculture Economy Development Section, and now works as a consultant to the Section.  From 1991-1996 she was Vice Chief of the Section.  A graduate of Dalian Railway College, she was a staff member of the Dalian Machinery Bureau’s Agriculture Machinery Department from 1977-1984.  From 1984-1989 Ms. Wang was Chief of the Dalian Planning Committee’s Industry Section, before undertaking German language studies at the Beijing Foreign Trading University.  She completed a training program in Germany at Heidelberg Hiller College from 1989-1991 prior to returning to Dalian’s Planning Committee.

Mr. Matthew Dillon, age 47, member of the Chuming Board of Directors, has been President of Dalian Global Link Consultants in Dalian, China since 1998.  He was previously a Senior Engineer with Aeronautical Radio, Inc. in Annapolis, MD and an Avionics Systems Specialist in the U.S. Air Force.  Mr. Dillon speaks Mandarin, earning a Chinese Language Certificate from Dalian Maritime University, where he has owned the Dalian I-55 Coffee Stop and Bakery since 2000.  A graduate of Southern Illinois University with a BS degree in Industrial Engineering and Technology, he also earned a Master of Divinity degree from the Southern Baptist Theological Seminary in Louisville, KY.

Ms. Wendy Li, age 47, member of the Chuming Board of Directors, is a Certified Public Accountant working since July 2002 in Shanghai for Omron (China) Co., Ltd. as IAB Group Controller. From February 1999 to June 2002 she was employed by NetStar System, Inc., in Dallas as an Oracle Consultant.  Ms. Li served in China as Chief Financial Officer for Shanghai Richina Leather Co., Ltd. from April 1996 to December 1998, a 1,200-employee firm, publicly-listed on the New Zealand Exchange. From April 1994 to March 1996 she worked for Avon Products (China) Ltd. as Director of Finance and Operations.  Ms. Li earned her CPA in Texas in 1990, and worked for Deloitte & Touche in Dallas as a Senior Auditor from July 1991 to September 1993.  She holds an MBA in Finance and an MS in Accounting, both from the University of Texas at Dallas.  Ms. Li earned a BS in Accounting and a MS in Economics, both from Shanghai University of Finance & Economics, and served as a lecturer there from February 1984 to August 1986.  She is a Member of the American Institute of Certified Public Accountants.

Mr. Nestor Gounaris, age 36, member of the Chuming Board of Directors, has been a principal since 2005 with China Solutions LLC, a Shanghai- and New York-based advisory firm assisting its clients with foreign direct investments and operations in China. From 2003 to 2005 he was an associate with Simmons & Simmons in Shanghai, working in the law firm's PRC-focused corporate and foreign direct investment practice. Mr. Gounaris worked for O'Melveny & Myers in Shanghai as an associate from 2001 to 2003. An Honors Paralegal with the U.S. Department of Justice's Antitrust Division in Washington, D.C. from 1996-1998, he holds a degree in Foreign Studies from Georgetown University's School of Foreign Service, and a juris doctor degree from the University of Virginia School of Law. Mr. Gounaris has been a research fellow for the North Atlantic Treaty Organization in Washington, D.C., and a Boren Fellow for the Academy of Educational Development in Charlottesville, VA and Shanghai. He is a member of the State Bar of New York, and is fluent in Mandarin and modern Greek.

Mr. Chen Fuyuan, age 43, is a graduate of Dalian University of Technology, with a major in Mechanical Engineering. Mr. Chen Fuyuan has more than 15 years of experience in the food industry. From 1986 to 1998, he worked at Dalian Food Company as a vice manager. In 1998, he joined Dalian Chuming Group Co. Ltd. as vice general manager and general engineer. He presently serves as Chuming’s Chief Operating Officer.

Mr. Yan Jinglu, age 42, is a graduate of the Chinese Academy of Social Sciences in Beijing, with a masters degree in Economics. Mr. Yan Jinglu has more than 12 years of experience in the food industry. From 1987 to 1992, he worked at Heilongjiang Agriculture Development Economy College as a lecturer. From 1992 to 1995, he worked at Heilongjiang Commercial Bureau of the Farm Bureau General as a vice director. From 1995 to 2002, he worked at Dalian Longguang Foodstuff Co., Ltd. as a department director. From 2002 to the present he has worked at Dalian Chuming Group Co., Ltd. as Marketing Director and general manager of Chuming’s sales subsidiary.

Ms. Chen Shujie, age 41, worked at Dalian Grocery Group Company as director of the marketing center from 1985 to 1998. From 1998 to 2001, she worked at Dalian Mingxing Livestock Product Company as vice general manager in charge of marketing. In 2001, she began work at Dalian Chuming Sales Company Ltd. as vice general manager and has continued in that position to the present.

Mr. Cui Zhiqiang, age 38, is a graduate of Dongbei University of Finance and Economics, with a major in Accounting. Mr. Cui Zhiqiang worked at Hisense Changchun Company as finance supervisor from 1990 to 2004. From 2004 to 2005, he worked at Hisense Sales Company Dalian Branch as finance director. In 2005, he began work at Dalian Chuming Sales Company Ltd. as finance director and has continued in that position to the present.

Mr. Ma Yongjun, age 42, has more than 15 years of experience in the food industry. From 1981 to 1992, he worked at Dalian Power Engineering Company as a manager. From 1992 to 2004, he worked at Dalian Chuming Industry Development Company as a vice general manager. In 2004, he began his current role at Dalian Chuming Slaughter and Packaging Pork Company Ltd. as general manager.

Mr. Sun Qiuye, 33, is a graduate of Dalian University of Technology, with a major in Machinery and Equipment. Mr. Sun Qiuye worked at Dalian Sanyo Refrigeration Corporation from 1997 to 2003. From 2003 to 2004, he worked at Dalian Chuming Group Co., Ltd. as vice manager of the manufacturing department. In 2004, he started work at Dalian Chuming Meat Products Co., Ltd. as vice general manager.

Ms. Xu Liqin, age 38, has more than 15 years of experience in finance. From 1991 to 2000, she worked at Wafangdian Concrete Corporation, and from 2001 to 2004, she worked at Wafangdian Reservoir Corporation as finance supervisor. In 2004, she joined Dalian Chuming Slaughter and Packaging Pork Company Ltd. as finance director.

Ms. Wang Suping, age 32, has more than 12 years of experience in the food industry. From 1995 to 2000, she worked at Shanxi Datong Tongfeng Group as factory director. From 2000 to 2004, she worked at Dalian Mingxing Livestock Product Company as vice general manager. In 2004, she began work at Dalian Chuming Food Co., Ltd. as general manager and has continued in that position to the present.

Mr. Song Deqi, age 32, is a graduate of Shenyang Agriculture University, with a major in Food Engineering, Mr. Song Deqi has more than 8 years of experience in the food industry. In 1999, he worked at Dalian Anji Food Company as an engineer. From 1999 to 2004, he worked at Dalian Mingxing Livestock Product Company as vice director of factory operations. In 2004, he began work at Dalian Chuming Food Co., Ltd. as vice general manager and has continued in that position to the present.

Board of Directors

Our board of directors is currently composed of one member, Mr. Timothy P. Halter, who is no longer an employee. All members of our board of directors serve in this capacity until their terms expire or until their successors are duly elected and qualified. Our bylaws provide that the authorized number of directors will be not less than one.

In connection with the Exchange Transaction, Timothy P. Halter has agreed to resign from our board of directors and we have agreed to elect Mr. Shi Huashan as the chairman of our board of directors. In this capacity Mr. Shi Huashan will be responsible for meeting with our Chief Financial Officer to review financial and operating results, reviewing agendas and minutes of board and committee meetings, and presiding at the meetings of the board of directors. The foregoing director resignations and appointments shall be effective 10 calendar days after the date we file with the Securities and Exchange Commission and transmit to holders of record of our securities the information required by Rule 14f-1 of the Securities Exchange Act of 1934, or on such earlier or later date as the Securities and Exchange Commission shall authorize pursuant to Rule 14f-1.

Board Committees; Director Independence

As of this date, our board of directors has not appointed an audit committee or compensation committee, however, we are not currently required to have such committees. However, management believes that Wendy Li meets the criteria to serve as our “audit committee financial expert” as such term is defined in the rules promulgated under the Securities Act of 1933 and the Securities and Exchange Act of 1934. The functions ordinarily handled by these committees are currently handled by our entire board of directors. Our board of directors intends, however, to review our governance structure and institute board committees as necessary and advisable in the future, to facilitate the management of our business.

At the closing, we appointed four independent directors and three non-independent directors to our board of directors, thus when these appointments take effect, a majority of our board of directors will consist of independent directors. Management believes these four independent directors meet the definitions and criteria for independence under the NASDAQ rules.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

Director Compensation

Currently, we do not pay any compensation to members of our board of directors for their service on the board. However, we intend to review and consider future proposals regarding board compensation.

Executive Compensation

The following executive compensation disclosure reflects all compensation for fiscal year 2006 received by Chuming’s principal executive officer, principal financial officer, and three most highly compensated executive officers whose salary exceeded US$100,000. We refer to these individuals in this Current Report as “named executive officers.”

Summary Compensation

The following table reflects all compensation awarded to, earned by or paid to our named executive officers for Chuming’s fiscal year ended December 31, 2006:

Summary Compensation for Chuming’s Fiscal Year-Ended December 31, 2006

		Annual Compensation
Name and Principal Position	Fiscal Year Ended	Salary(1) ($)	All Other Compensa- tion ($)	Total ($)

Shi Huashan Chief Executive Officer, President	2006	$40,000	$20,000	$60,000

Wang Shu, Chief Financial Officer	2006	$20,000	$10,000	$30,000

Chen Fuyuan, Chief Operating Officer	2006	$20,000	$10,000	$30,000

(1) Expressed in U.S. Dollars based on the interbank exchange rate of 7.8 RMB for each 1.00 U.S. Dollar on December 31, 2006.

None of our executive officers received, nor do we have any arrangements to pay out, any bonus, stock awards, option awards, non-equity incentive plan compensation, or non-qualified deferred compensation.

Grants of Plan-Based Awards

We did not make any grants of plan-based awards to our named executive officers during Chuming’s fiscal year-ended December 31, 2006.

Outstanding Equity Awards

There are no unexercised options, stock that has not vested, or equity incentive plan awards for any of our named executive officers outstanding as of December 31, 2006.

Option Exercises and Stock Vested

There were no exercises of stock options, SARs or similar instruments, and no vesting of stock, including restricted stock, restricted stock units and similar instruments, during the last completed fiscal year for any of our named executive officers.

Pension Benefits

We currently have no plans that provide for payments or other benefits at, following, or in connection with retirement of our named executive officers.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We currently have no defined contribution or other plans that provide for the deferral of compensation to our named executive officers on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change-in-Control

Other than any employment agreements described in this Current Report on Form 8-K, we currently have no contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to a named executive officer at, following, or in connection with any termination, including without limitation resignation, severance, retirement or a constructive termination of a named executive officer, or a change in control of the registrant or a change in the named executive officer’s responsibilities, with respect to each named executive officer.

Employment Agreements

The following disclosure sets forth certain information regarding written employment agreements with our named executive officers:

Employment Agreements with Executive Officers.

Effective at Closing of the reverse takeover transaction described in this Current Report on Form 8-K, we entered into an executive employment agreements with each of Mr. Shi Huashan (President and Chief Executive Officer), Wang Shu (acting Chief Financial Officer) and Chen Fuyuan (Chief Operating Officer). Each agreement provides for a yearly salary of USD $100,000 payable in monthly installments in accordance with our standard payroll practices for salaried employees. Each executive officer’s salary will be subject to adjustment pursuant to our employee compensation policies in effect from time to time. Under the terms of each of the agreements, each executive officer will be entitled to the benefits that we customarily make available to employees in comparable positions. Each officer has the right to terminate his or her employment by giving the Company prior notice with or without cause, and the Company holds an equal right. The Board of Directors or appropriate committee thereof, may from time to time, in its sole discretion, adjust the salaries and benefits paid to the Company’s executive officers. A copy of the employment agreements are included as exhibits to this Current Report on Form 8-K.

The following is a summary of the compensation to be paid under these employment agreements in the upcoming fiscal year ended December 31, 2007 to our named executive officers:

Summary of Compensation To Be Paid Under Employment Agreements for

Fiscal Year Ended December 31, 2007

	Annual Compensation
Name and Principal Position	Salary	Bonus(1)	Other annual compensation
Shi Huashan President, Chief Executive Officer	$100,000	—	—

Wang Shu Chief Financial Officer	$100,000	—	—

Chen Fuyuan Chief Operating Officer	$100,000	—	—

(1) The Company has no arrangements with its executive officers to pay bonuses or other annual compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AND DIRECTOR INDEPENDENCE

Share Exchange Agreement

On December 31, 2007, in a reverse take-over transaction, we acquired a meat and food processing business based in China that specializes in pork and pork products, by executing the Exchange Agreement by and among the Company, Precious Sheen Investments Limited, PSI, and the PSI Shareholders. PSI owns 100% of the equity in Dalian Precious Sheen Investments Consulting Co., Ltd., a wholly foreign owned enterprise in the People’s Republic of China (“Chuming”). Chuming is a holding company for the following three operating subsidiaries: (i) Dalian Chuming Slaughter and Packaging Pork Company Ltd., (ii) Dalian Chuming Processed Foods Company Ltd., and (iii) Dalian Chuming Sales Company Ltd., each of which is a limited liability company headquartered in, and organized under the laws of China.

Under the Exchange Agreement, on the Closing Date, we acquired all of the issued and outstanding shares of PSI through the issuance of 16,850,000 restricted shares of our common stock to the PSI Shareholders. Immediately prior to the Exchange Transaction, we had 422,727 shares of common stock issued and outstanding. Immediately after the issuance of the shares to the PSI Shareholders, we had 17,272,568 shares of common stock issued and outstanding (excluding the shares issued in the Financing). As a result of this Exchange Transaction, the PSI Shareholders became our controlling shareholders and PSI became our wholly owned subsidiary. In connection with PSI becoming our wholly owned subsidiary, we acquired the business and operations of the Chuming Group, and our principal business became the business of the Chuming Operating Subsidiaries in China.

Related Party Transactions of Chuming

Four members of Chuming management’ team also have roles with Chuming’s former parent, Dalian Chuming Group Co., Ltd. Mr. Shi Huashan, our President and CEO, together with Ms. Wang Shu, CFO, Mr. Chen Fuyuan, COO and Mr. Yan Jinglu, Marketing Director, are not exclusively employed by Chuming. They are also under contract with Chuming’s former parent, the Dalian Chuming Group Co., Ltd., although they work for Chuming on a full time basis.

Chuming conducts business with the following related parties: Dalian Chuming Group Co., Ltd. which is currently composed of the following subsidiaries that are not consolidated in Chuming: (1) Dalian Chuming Industrial Development Co., Ltd., (2) Dalian Chuming Trading Co., Ltd, (3) Dalian Mingxing Livestock Product Co. Ltd., (4) Dalian Chuming Stockbreeding Combo Development Co., Ltd., (5) Dalian Chuming Fodder Co., Ltd., and (6) Dalian Chuming Biological Technology Co., Ltd.. Chuming and the aforementioned related parties have a common ownership. All transactions with related parties were performed at arm’s length.

On December 17, 2007 Dalian Chuming Slaughter and Packaging Pork Company, a subsidiary of Chuming, entered into a Long-Term Hog Procurement Agreement IV with Dalian Chuming Group Company, Ltd., Chuming’s former parent. This agreement specifies that Dalian Chuming Group Co., Ltd. should supply no less than 750,000 live hogs to Chuming in 2008, 800,000 in 2009, and 800,000 in 2010, and the price for the hogs is at the fair market price at the time of acquisition.

Related Party Transactions

Set forth below are the related party transactions since December 31, 2006 between the Company’s shareholders, officers and/or directors, and the Company.

The Company recorded a liability of $25,871 as of March 31, 2007. The unsecured loan bears no interest and is due on demand. For the three months ended March 31, 2007 and 2006, a shareholder paid $3,193 and $2,538 in expenses on behalf of the Company, respectively.

On May 3, 2007, the Company, along with its then-current directors and executive officers, entered into a stock purchase agreement with Halter Financial Investments, L.P., a Texas limited partnership (“HFI”), pursuant to which the Company agreed to sell to HFI 11,200,000 pre-reverse split shares (approximately 1,600,000 post-reverse split shares) of unregistered, restricted common stock for $350,000 cash. This transaction closed on May 22, 2007. In conjunction with this stock purchase agreement, on May 3, 2007, certain of the Company’s then-principal shareholders, as a condition of the closing of the stock purchase agreement surrendered and cancelled 1,350,000 then-issued and outstanding shares of the Company common stock. These shares were surrendered as follows: Jenson Services, Inc., which then owned 2,480,500 pre-reverse split shares (approximately 354,290 post-reverse split shares) (or approximately 68% of our then-outstanding voting securities) delivered 375,000 of its pre-reverse split shares (approximately 53,572 post-reverse split shares) for cancellation; James P. Doolin, which then owned 475,000 pre-reverse split shares (approximately 67,858 post-reverse split shares) (or approximately 13% of our then-outstanding voting securities) delivered 475,000 pre-reverse split shares (approximately 67,858 post-reverse split shares) for cancellation; and his sister, Alycia Anthony, which then owned 500,000 pre-reverse split shares (approximately 71,429 post-reverse split shares (or approximately 14% of our then-outstanding voting securities) delivered 500,000 pre-reverse split shares (approximately 71,429 post-reverse split shares) for cancellation. All of these cancelled shares were returned to the status of authorized and unissued shares of the Company. No consideration was given by the Company in the cancellation of these shares. The effect of the share cancellations was to reduce the carrying par value of shares surrendered and a corresponding increase to additional paid-in capital.

Under the terms of the stock purchase agreement, on May 3, 2007, the Company’s then-current board of directors declared a special cash distribution of $0.1219 per share to the Company’s shareholders of record as of May 17, 2007, the record date for the special cash distribution. Neither HFI or the shares surrendered by Jenson Services or James P. Doolin or Alycia Anthony participated in the special cash distribution. The special cash distribution was paid on May 29, 2007, to shareholders of record on the record date, subject to the closing of the stock purchase agreement. The special cash distribution was paid to the holders of an aggregate 2,297,421 pre-reverse split shares of the Company’s common stock, after giving effect to the cancellation of 1,350,000 pre-reverse split shares discussed above, which resulted in a total cash distribution of approximately $280,000. The special cash distribution was a condition of the closing of the stock purchase agreement. The special cash distribution is treated as a cash dividend in the Company’s financial statements for the quarters ended June 30 and September 30, 2007.

Further, the stock purchase agreement contained covenants that required HFI, in its capacity as the Company’s controlling shareholder following closing of the stock purchase agreement, to agree that it will not approve any reverse splits other than a one-time reverse split of not greater than 1-for-7 without the prior consent of the Company’s former officers as representatives of the Company’s continuing shareholders; that it will not authorize the issuance of any additional shares of common stock or securities convertible into shares of common stock except in connection with a combination transaction with a corporation with current business operations (a "Going Public Transaction"); and that it will not allow the Company to enter into a Going Public Transaction unless the Company, on a combined basis with the operating entity with which it completes a Going Public Transaction, satisfies the financial conditions for listing on the NASDAQ Small-Cap Market immediately following the closing of the Going Public Transaction. The stock purchase agreement also grants demand and "piggy back" registration rights to HFI and to any continuing holders of the Company’s common stock that are deemed to be holding "restricted securities."

Director Independence

For our description of director independence, see “Board of Directors” under the section entitled “Directors and Executive Officers” above.

LEGAL PROCEEDINGS

We are not currently involved in any material legal proceedings, nor have we been involved in any such proceedings that have had or may have a significant effect on our company. We are not aware of any other material legal proceedings pending against us.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY
AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock is not listed on any stock exchange. Our common stock is traded over-the-counter on the Over-the-Counter Electronic Bulletin Board under the symbol “ENHD.OB”. The following table sets forth the high and low bid information for our common stock for each quarter within our last two fiscal years and subsequent interim periods, as reported by the Over-the-Counter Electronic Bulletin Board. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns or commissions and do not necessarily reflect actual transactions.

	Low	High
2007 (1)
Quarter ended September 30, 2007	$4.65	$4.65
Quarter ended June 30, 2007	$4.65	$4.65
Quarter ended March 31, 2007	$4.65	$4.65

2006
Quarter ended December 31, 2006	$0.30	$0.30
Quarter ended September 30, 2006	$0.30	$0.30
Quarter ended June 30, 2006	$0.30	$1.01
Quarter ended March 31, 2006	$0.30	$1.01

2005
Quarter ended December 31, 2005	$0.50	$0.50
Quarter ended September 30, 2005	$0.25	$0.50
Quarter ended June 30, 2005	$0.05	$.025
Quarter ended March 31, 2005	n/a	n/a

(1) Adjusted for reverse stock split.

As of January 2, 2008, the closing sales price for shares of our common stock was $7.50 per share on the Over-The-Counter Bulletin Board.

Holders

As of October 31, 2007, there were approximately 160 shareholders of record of our common stock based upon the shareholders’ listing provided by our transfer agent. Our transfer agent is Western States Transfer and Registrar, Inc., and its telephone number is (801) 521-0317.

Dividends

On May 3, 2007, we, along with our then-current directors and executive officers, entered into a stock purchase agreement with Halter Financial Investments, L.P., a Texas limited partnership (“HFI”), pursuant to which we agreed to sell to HFI 11,200,000 pre-reverse split shares (approximately 1,600,000 post-reverse split shares) of unregistered, restricted common stock for $350,000 cash. This transaction closed on May 22, 2007. In conjunction with this stock purchase agreement, on May 3, 2007, certain of our then-principal shareholders, as a condition of the closing of the stock purchase agreement surrendered and cancelled 1,350,000 then-issued and outstanding shares of our common stock. These shares were surrendered as follows: Jenson Services, Inc., which then owned 2,480,500 pre-reverse split shares (approximately 354,290 post-reverse split shares) (or approximately 68% of our then-outstanding voting securities) delivered 375,000 of its pre-reverse split shares (approximately 53,572 post-reverse split shares) for cancellation; James P. Doolin, which then owned 475,000 pre-reverse split shares (approximately 67,858 post-reverse split shares) (or approximately 13% of our then-outstanding voting securities) delivered 475,000 pre-reverse split shares (approximately 67,858 post-reverse split shares) for cancellation; and his sister, Alycia Anthony, which then owned 500,000 pre-reverse split shares (approximately 71,429 post-reverse split shares (or approximately 14% of our then-outstanding voting securities) delivered 500,000 pre-reverse split shares (approximately 71,429 post-reverse split shares) for cancellation. All of these cancelled shares were returned to the status of authorized and unissued shares. No consideration was given by us in the cancellation of these shares. The effect of the share cancellations was to reduce the carrying par value of shares surrendered and a corresponding increase to additional paid-in capital.

Under the terms of the stock purchase agreement, on May 3, 2007, our then-current board of directors declared a special cash distribution of $0.1219 per share to our shareholders of record as of May 17, 2007, the record date for the special cash distribution. Neither HFI or the shares surrendered by Jenson Services or James P. Doolin or Alycia Anthony participated in the special cash distribution. The special cash distribution was paid on May 29, 2007, to shareholders of record on the record date, subject to the closing of the stock purchase agreement. The special cash distribution was paid to the holders of an aggregate 2,297,421 pre-reverse split shares of our common stock, after giving effect to the cancellation of 1,350,000 pre-reverse split shares discussed above, which resulted in a total cash distribution of approximately $280,000. The special cash distribution was a condition of the closing of the stock purchase agreement. The special cash distribution is treated as a cash dividend in our financial statements for the quarters ended June 30 and September 30, 2007.

Except for the special cash distribution described above, we have never paid cash dividends on our common stock. We intend to keep future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Our future payment of dividends will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors that our board of directors may deem relevant. Our retained earnings deficit currently limits our ability to pay dividends.

RECENT SALES OF UNREGISTERED SECURITIES

Reference is made to Item 3.02 of this Current Report on Form 8-K for a description of recent sales of unregistered securities, which is hereby incorporated by reference.

DESCRIPTION OF SECURITIES

The following information describes our capital stock and provisions of our articles of incorporation and our bylaws, all as in effect upon the Closing of the Exchange Transaction. This description is only a summary. You should also refer to our articles of incorporation, bylaws and articles of amendment which have been incorporated by reference or filed with the Securities and Exchange Commission as exhibits to this Current Report on Form 8-K.

General

On December 14, 2007, we conducted a 4.6 to 1 reverse stock split, which resulted in the reduction of our outstanding common stock from 1,943,812 to 422,756 shares. In the December 31, 2007 reverse take-over transaction, we issued a total of 16,850,000 shares, which increased our outstanding shares of common stock to 17,272,756. In the concurrent Financing, we issued an additional 3,863,635 shares of common stock, bringing our total number of outstanding shares to 21,136,391 shares of common stock. We currently are authorized to issue up to 21,739,130 shares of common stock, $0.001 par value per share and 10,000,000 shares of preferred stock, $0.001 par value per share. As of December 31, 2007, there were 21,136,391 shares of common stock issued and outstanding, and no shares of preferred stock issued or outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to preferences that may be applicable to any then-outstanding preferred stock, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

Our board of directors, without further shareholder approval, may issue preferred stock in one or more classes or series as the board may determine from time to time. Each such class or series shall be distinctly designated. All shares of any one class or series of the preferred stock shall be alike in every particular, except that there may be different dates from which dividends thereon, if any, shall be cumulative, if made cumulative. The voting powers, designations, preferences, limitations, restrictions and relative rights thereof, if any, may differ from those of any and all other series outstanding at any time. Our board of directors has express authority to fix (by resolutions adopted prior to the issuance of any shares of each particular class or series of preferred stock) the number of shares, voting powers, designations, preferences, limitations, restrictions and relative rights of each such class or series. The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and issuance of preferred stock may delay, defer or prevent a change in our control.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Law

Nevada law generally permits us to indemnify our directors, officers and employees. Pursuant to the provisions of Nevada Revised Statutes 78.7502, a corporation may indemnify its directors, officers and employees as follows:

(a)  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, against expenses, actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b)  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Charter Provisions and Other Arrangements of the Registrant

Article VII of our articles of incorporation provides for the indemnification of any and all persons who serve as our director or officer to the fullest extent permitted under Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with the company’s independent auditors. The company engaged its independent auditors, Mantyla McReynolds, LLC, on June 8, 2000.

Item 3.02 Unregistered Sales of Equity Securities

As more fully described in Items 1.01 and 2.01 above, in connection with the Exchange Agreement, on the Closing Date, we issued 16,850,000 shares of our common stock to the PSI Shareholders in exchange for 100% of the capital stock of PSI. Reference is made to the disclosures set forth under Items 1.01 and 2.01 of this Current Report on Form 8-K, which disclosures are incorporated herein by reference. The issuance of the common stock to the PSI Shareholders pursuant to the Exchange Agreement was exempt from registration under the Securities Act pursuant to Section 4(2) and Regulation D thereof. We made this determination based on the representations of the PSI Shareholders which included, in pertinent part, that such shareholders were "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each member understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

On May 3, 2007, we, along with our then-current directors and executive officers, entered into a stock purchase agreement with Halter Financial Investments, L.P., a Texas limited partnership (“HFI”), pursuant to which we agreed to sell to HFI 11,200,000 pre-reverse split shares (approximately 1,600,000 post-reverse split shares) of unregistered, restricted common stock for $350,000 cash. This transaction closed on May 22, 2007. The issuance of the common stock to HFI pursuant to the stock purchase agreement was exempt from registration under the Securities Act pursuant to Section 4(2) and/or Regulation D thereof. We made this determination based on the representations of the HFI in the stock purchase agreement which included, in pertinent part, that such HFI was an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such shareholder was acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each member understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

On or about March 12, 2007, we authorized the issuance of 5,462 shares of common stock in reconciliation of transfer records. We received a General Release in conjunction with the issuance. We completed the issuance because we believe the acquirer may be defined as a “Protected Purchaser” under Section 70A-8-303 of the Utah Code Annotated and Article 8 of the Uniform Commercial Code.

Aside from what has been stated above, we have had no recent sales of unregistered securities within the past three fiscal years or since November 1999.

Item 5.01 Changes in Control of Registrant.

As more fully described in Items 1.01 and 2.01 above, on December 31, 2007, in a reverse take-over transaction, we acquired a meat and food processing business based in China that specializes in pork and pork products, by executing the Exchange Agreement by and among the Company, Precious Sheen Investments Limited, PSI, and the PSI Shareholders. PSI owns 100% of the equity in Dalian Precious Sheen Investments Consulting Co., Ltd., a wholly foreign owned enterprise in the People’s Republic of China (“Chuming”). Chuming is a holding company for the following three operating subsidiaries: (i) Dalian Chuming Slaughter and Packaging Pork Company Ltd., (ii) Dalian Chuming Processed Foods Company Ltd., and (iii) Dalian Chuming Sales Company Ltd., each of which is a limited liability company headquartered in, and organized under the laws of China.

Under the Exchange Agreement, on the Closing Date, we acquired all of the issued and outstanding shares of PSI through the issuance of 16,850,000 restricted shares of our common stock to the PSI Shareholders. Immediately prior to the Exchange Transaction, we had 422,756 shares of common stock issued and outstanding. Immediately after the issuance of the shares to the PSI Shareholders, we had 17,272,756 shares of common stock issued and outstanding (excluding the shares issued in the Financing). As a result of this Exchange Transaction, the PSI Shareholders became our controlling shareholders and PSI became our wholly owned subsidiary.

Also as described in Items 1.01 and 2.01 above, we issued an additional 3,863,635 shares of our common stock to 15 accredited investors in the Financing. Following the Exchange Transaction and the Financing, we had a total of 21,136,391 shares of common stock issued and outstanding.

In connection with this change in control, and as explained more fully in Item 5.02 below, effective December 31, 2007, Timothy P. Halter resigned as our President, Secretary and Treasurer. Further, effective December 31, 2007, we appointed the following new executive officers:

Name	Age	Position
Shi Huashan	49	President and Chief Executive Officer
Wang Shu	33	Chief Financial Officer
Chen Fuyuan	43	Chief Operating Officer

In addition, and as explained more fully in Item 5.02 below, Timothy P. Halter agreed to resign as a member of our board of directors, and we agreed to appoint the following new directors:

Name	Age	Position
Shi Huashan	49	Chairman of the Board of Directors
Wang Shu	33	Director
Ma Fengqin	45	Director
Wang Shuying	57	Director
Matthew Dillon	47	Director
Wendy Li	47	Director
Nestor Gounaris	36	Director

The foregoing director resignations and appointments shall be effective 10 calendar days after the date we file with the Securities and Exchange Commission and transmit to holders of record of our securities the information required by Rule 14f-1 of the Securities Exchange Act of 1934, or on such earlier or later date as the Securities and Exchange Commission shall authorize pursuant to Rule 14f-1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As more fully described in Items 1.01, 2.01 and 5.01 above, On December 31, 2007, in a reverse take-over transaction, we acquired a meat and food processing business based in China that specializes in pork and pork products, by executing the Exchange Agreement by and among the Company, Precious Sheen Investments Limited, PSI, and the PSI Shareholders. The Closing of this transaction occurred on December 31, 2007. Reference is made to the disclosures set forth under Items 1.01, 2.01 and 5.01 of this Current Report on Form 8-K, which disclosures are incorporated herein by reference.

(a) Resignation of Directors

In connection with the Exchange Transaction, Timothy P. Halter (the “Resigning Director”) agreed to resign as members of our board of directors. The foregoing director resignation shall be effective 10 calendar days after the date we file with the Securities and Exchange Commission and transmit to holders of record of our securities the information required by Rule 14f-1 of the Securities Exchange Act of 1934, or on such earlier or later date as the Securities and Exchange Commission shall authorize pursuant to Rule 14f-1.

There were no disagreements between the Resigning Director and any of our officers or directors. We provided a copy of the disclosures it is making in response to this Item 5.02 to the Resigning Director and informed such Resigning Director that he may furnish the company as promptly as possible with a letter stating whether he agrees or disagrees with the disclosures made in response to this Item 5.02, and that if he disagrees, then the company requests that he provide the respects in which he does not agree with the disclosures. We will undertake to file any letter received from the Resigning Director, if any, as an exhibit to an amendment to this current report on Form 8-K within two business days after receipt.

(b) Resignation of Officers

Effective December 31, 2007, Timothy P. Halter resigned as our President, Secretary and Treasurer.

(c) Appointment of Officers

Effective December 31, 2007, the following persons were appointed as our newly appointed executive officers (individually, a “New Officer” and collectively, the “New Officers”):

Name	Age	Position
Shi Huashan	49	President and Chief Executive Officer
Wang Shu	33	Chief Financial Officer
Chen Fuyuan	43	Chief Operating Officer

There are no family relationships among any of our officers or directors. None of the New Officers currently has an employment agreement with the Company. Other than the Exchange Transaction, there are no transactions, since the beginning of our last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last three completed fiscal years, and in which any of the New Officers had or will have a direct or indirect material interest. Other than the Exchange Transaction, there is no material plan, contract or arrangement (whether or not written) to which any of the New Officers is a party or in which any New Officer participates that is entered into or material amendment in connection with our appointment of the New Officers, or any grant or award to any New Officer or modification thereto, under any such plan, contract or arrangement in connection with our appointment of the New Officers.

Descriptions of our newly appointed directors and officers can be found in Item 2.01 above, in the section titled “DIRECTORS & EXECUTIVE OFFICERS - Current Management.”

(d) Appointment of Directors

In connection with the Exchange Transaction, we agreed to appoint the following persons as new members of our board of directors (individually, a “New Director” and collectively, the “New Directors”):

Name	Age	Position
Shi Huashan	49	Chairman of the Board of Directors
Wang Shu	33	Director
Ma Fengqin	45	Director
Wang Shuying	57	Director
Matthew Dillon	47	Director
Wendy Li	47	Director
Nestor Gounaris	36	Director

The foregoing director appointments shall be effective 10 calendar days after the date we file with the Securities and Exchange Commission and transmit to holders of record of our securities the information required by Rule 14f-1 of the Securities Exchange Act of 1934, or on such earlier or later date as the Securities and Exchange Commission shall authorize pursuant to Rule 14f-1.

There are no family relationships among any of our officers or directors. None of the New Directors has been named or, at the time of this Current Report, is expected to be named to any committee of the board of directors. Other than the Exchange Transaction, there are no transactions, since the beginning of our last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last three completed fiscal years, and in which any of the New Directors had or will have a direct or indirect material interest. Other than the Exchange Transaction, there is no material plan, contract or arrangement (whether or not written) to which any of the New Directors is a party or in which any New Director participates that is entered into or material amendment in connection with our appointment of the New Directors, or any grant or award to any New Director or modification thereto, under any such plan, contract or arrangement in connection with our appointment of the New Directors.

Descriptions of our newly appointed directors and officers can be found in Item 2.01 above, in the section titled “DIRECTORS & EXECUTIVE OFFICERS - Current Management.”

Item 5.06 Change in Shell Company Status.

Reference is made to the reverse take-over transaction under the Exchange Agreement and the Financing pursuant to the Purchase Agreement, as described in Item 1.01, which is incorporated herein by reference. From and after the Closing of the transactions under these agreements, our primary operations consist of the business and operations of the Chuming Group, which are conducted by the Chuming Operating Subsidiaries in China. Accordingly, we are disclosing information about the Chuming Group’s business, financial condition, and management in this Form 8-K.

Item 9.01 Financial Statement and Exhibits.

Reference is made to the reverse take-over transaction under the Exchange Agreement, as described in Item 1.01, which is incorporated herein by reference. As a result of the closing of the reverse take-over transaction, our primary operations consist of the business and operations of the Chuming Group (Subsidiaries of PSI), which are conducted by the Chuming Operating Subsidiaries in China. In the reverse take-over transaction, Energroup is the accounting acquiree and PSI is the accounting acquirer. Accordingly, we are presenting the financial statements of PSI and its Subsidiaries.

(a) Financial Statements of the Business Acquired

The audited consolidated financial statements of PSI and Subsidiaries for the years ended December 31, 2006, 2005 and 2004 and the unaudited consolidated financial statements for the nine months ended September 30, 2007, including the notes to such financial statements, are incorporated herein by reference to Exhibit 99.2 of this Current Report.

(b) Pro Forma Financial Information

Incorporated by reference to Exhibit 99.3 attached hereto.

(d) Exhibits

INDEX TO EXHIBITS

Exhibit Number	Description
2.1	Share Exchange Agreement by and among the Energroup Holdings Corporation, PSI and PSI and Energroup Shareholders dated December 31, 2007 *

2.2	Articles and Plan of Merger (change in domicile from Utah to Nevada) (1)

3.1	Articles of Incorporation of Great Lakes Funding, Inc. (Utah) *

3.2	Bylaws of Great Lakes Funding, Inc. *

3.3	Articles of Amendment to Articles of Incorporation of Great Lakes Funding, Inc. (Name Change) *

3.4	Articles of Amendment to Articles of Incorporation of Energroup Technologies, Inc. (Reverse Split) (1)

3.5	Articles of Incorporation of Energroup Holdings Corporation (Nevada) (1)

3.6	Bylaws of Energroup Holdings Corporation (1)

3.7	Certificate of Amendment to Articles of Incorporation of Energroup Holdings Corporation (2)

4.1	Registration Rights Agreement dated December 2007 among Energroup and the investors signatory thereto *

4.2	Common Stock Purchase Warrant issued to Placement Agent (December 2007) *

10.1	Lockup Agreement dated December 2007 among Energroup and the stockholders signatory thereto *

10.2	Executive Employment Agreement dated December 2007 between Energroup and Mr. Shi Huashan *

10.3	Executive Employment Agreement dated December 2007 between Energroup and Ms. Wang Shu *

10.4	Executive Employment Agreement dated December 2007 between Energroup and Mr. Chen Fuyuan *

10.5	Long-Term Hog Procurement Agreement dated December 17,2007 between Dalian Chuming Group Co., Ltd. and Dalian Chuming Slaughter and Packaging Pork Company, Ltd. *

10.6	Trademark License Contract (Chuming) dated December 2007 (English translation) *

10.7	Trademark License Contract (Huayu) dated December 2007 (English translation) *

10.8	Securities Purchase Agreement dated December 2007 among Energroup, PSI, Chuming, and the investors signatory thereto *

10.9	Make Good Escrow Agreement dated December 2007 among Energroup, Make Good Pledgor, Escrow Agent and the investors signatory thereto *

10.10	Holdback Escrow Agreement dated December 2007 among Energroup, Escrow Agent and the investors signatory thereto *

99.1	Letter of Resignation from Timothy P. Halter to the Board of Directors *

99.2
Audited consolidated financial statements of the Chuming Group for the years ended December 31, 2006, 2005 and 2004 and unaudited consolidated financial statements for the nine months ended September 30, 2007, and accompanying notes to consolidated financial statements*

99.3	Pro Forma Information

99.4	Press Release dated January 7, 2008

* Filed Herewith.
(1) Previously filed with our Current Report on Form 8-K on August 22, 2007 and incorporated herein by reference.
(2) Previously filed with our Current Report on Form 8-K on December 14, 2007 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGROUP HOLDINGS CORPORATION

By:	/s/ Shi Huashan
Shi Huashan
Chairman and Chief Executive Officer

Dated: January 7, 2008